Exhibit 10.12

PURCHASE AND SALE AGREEMENT

by and among

ENLINK MIDSTREAM OPERATING, LP,

GulfMark Energy, Inc.,

GulfMark Terminals, LLC,

and for the limited purposes set forth herein,

EnLink Midstream Partners, LP

dated as of

October 22, 2020

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS		1

ARTICLE II	SALE AND PURCHASE OF MEMBERSHIP INTERESTS AND ASSETS		13
	2.1	Sale and Purchase	13
	2.2	Consideration	13
	2.3	Working Capital Purchase Price Adjustment	14
	2.4	Imbalances Purchase Price Adjustment	15
	2.5	Transaction Taxes	17
	2.6	Tax Withholding	17

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER		17
	3.1	Organization and Existence	17
	3.2	Authority and Approval; Enforceability	18
	3.3	No Conflict	18
	3.4	Consents and Preferential Rights to Purchase	18
	3.5	Laws and Regulations; Claims	19
	3.6	Environmental Matters	19
	3.7	Membership Interests	20
	3.8	Real and Personal Property	20
	3.9	Permits	21
	3.10	Brokerage Arrangements	21
	3.11	Taxes	21
	3.12	Material Contracts	23
	3.13	Indebtedness; Seller Transaction Expenses; Undisclosed Liabilities	24
	3.14	Employment Matters	24
	3.15	Employee Benefits	25
	3.16	Financial Statements	26
	3.17	Absence of Changes	27
	3.18	Regulatory Status	27
	3.19	Insurance	27
	3.20	Bank Accounts; Powers of Attorney	28
	3.21	Bonds	28
	3.22	Records	28
	3.23	Affiliate Transactions	28
	3.24	Intellectual Property	28
	3.25	Customers	28
	3.26	No Other Representations or Warranties	28

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYERS		29
	4.1	Organization and Existence	29
	4.2	Authority and Approval; Enforceability	29
	4.3	No Conflict	29
	4.4	Brokerage Arrangements	30
	4.5	Investment	30
	4.6	No Other Representations and Warranties	30

ARTICLE V	COVENANTS		30
	5.1	Post-Closing Receivables, Payments and Communications	30
	5.2	Further Assurances	31
	5.3	Tax Covenants	31
	5.4	Non-Assignable Assets	33

	5.5	Transferring Employees and Benefits	33
	5.6	Confidentiality	35
	5.7	Seller’s Marks	36
	5.8	Record Retention	36
	5.9	Insurance	37
	5.10	Bonds, Letters of Credit and Guarantees	37
	5.11	SEC Reports	37
	5.12	Non-Competition; Non-Solicitation	37
	5.13	Parent Guarantee	38

ARTICLE VI	CLOSING		39
	6.1	Closing	39
	6.2	Deliveries by the Seller	39
	6.3	Deliveries by the Buyers	40

ARTICLE VII	INDEMNIFICATION; RELEASE		41
	7.1	Indemnification of the Seller	41
	7.2	Indemnification of the Buyers	41
	7.3	Indemnification Procedures	41
	7.4	Reimbursements	43
	7.5	Limitations on Indemnification	43
	7.6	Survival	44
	7.7	Mutual Release	44
	7.8	Non-Recourse	45
	7.9	Sole Remedy	45
	7.10	Express Negligence Rule	45
	7.11	Waiver of Right to Rescission	46
	7.12	Consideration Adjustment	46

ARTICLE VIII	MISCELLANEOUS		46
	8.1	Expenses	46
	8.2	Notices	46
	8.3	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	47
	8.4	Public Statements	47
	8.5	Form of Payment	47
	8.6	Entire Agreement; Amendments and Waivers	48
	8.7	Binding Effect and Assignment	48
	8.8	Severability	48
	8.9	Interpretation	48
	8.10	Headings and Schedules	49
	8.11	Counterparts	49
	8.12	Specific Performance	49
	8.13	Time is of the Essence	49
	8.14	Business Days	49

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 22, 2020, by and among EnLink Midstream Operating, LP, a Delaware limited partnership (“EMO” or the “Seller”), GulfMark Energy, Inc., a Texas corporation (the “Equity Buyer”), GulfMark Terminals, LLC, a Texas limited liability company (the “Asset Buyer” and together with the Equity Buyer, the “Buyers” and each, a “Buyer”), and, solely for purposes of Section 5.13, EnLink Midstream Partners, LP, a Delaware limited partnership (“Parent”). The Seller and each Buyer are sometimes referred to in this Agreement, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein and not defined have the respective meanings set forth in Article I.

RECITALS:

WHEREAS, EMO owns (i) one hundred percent (100%) of the Equity Interests of Victoria Express Pipeline, L.L.C., a Texas limited liability company (“VEX” and such Equity Interests, the “Membership Interests”), and (ii) all rights, titles, and interests in and to the Assets; and

WHEREAS, at Closing, (i) the Seller intends to sell to the Equity Buyer, and the Equity Buyer intends to purchase from the Seller, all of the Membership Interests, and (ii) the Seller intends to sell to the Asset Buyer, and the Asset Buyer intends to purchase from the Seller, all of the Assets, in each case, effective as of the Effective Time, in exchange for the Purchase Price, and on the other terms and conditions, set forth in this Agreement (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Accounts Payable” means all trade liabilities and other accounts payable of VEX or to the extent related to the Assumed Liabilities (but not the Excluded Liabilities).

“Accounts Receivable” means all accounts receivable (including trade receivables, unbilled or accrued receivables, and other receivables) of VEX or to the extent related to the Assets (but not the Excluded Assets).

“Adams” means Adams Resources & Energy, Inc., a Delaware corporation.

“Adjusted Purchase Price” means the Purchase Price, as adjusted in accordance with Section 2.3 and Section 2.4.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, (i) VEX shall be deemed to be an Affiliate of the Seller (and not of the Buyers) before the Effective Time and an Affiliate of the Buyers and (and not of the Seller) at and after the Effective Time, and (ii) for purposes of Section 5.12, Global Infrastructure Management, LLC, its Affiliates, and its managed fund vehicles shall not be deemed Affiliates of Seller; provided, further, that, each of Parent, EnLink Midstream, LLC, EnLink Crude Marketing, EnLink Midstream GP, LLC, EnLink Midstream Operating, LP, EnLink Midstream Operating GP, LLC, each of their respective subsidiaries, and any entity Controlled by any of the foregoing Persons, shall be Affiliates of Seller for purposes of Section 5.12.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Asset Assignment” means that certain Assignment and Bill of Sale, assigning the Assets (other than the easements included in the Assets) to Asset Buyer, in a form mutually agreed by the Parties.

“Asset Buyer” has the meaning set forth in the preamble to this Agreement.

“Assets” means the following:

(a)the Port of Victoria terminal facilities, including the Seller’s interest in the leased premises on which such terminal facilities are located and as more particularly described on Appendix (a), eight (8) truck bays, four (4) fifty thousand (50,000) barrel working capacity stock tanks, and access to two (2) shared water docks (collectively, with such other assets listed on Appendix (a), the “POV Terminal Facilities”);

(b)the Cuero truck station located approximately one (1) mile from the Blackhawk North Central Delivery Point, which truck station includes the real property on which such truck station is located and as more particularly described on Appendix (b) (the “Seller Fee Owned Real Property”), eight (8) truck bays and two (2) eighty thousand (80,000) barrel working capacity tanks (collectively, with such other assets listed on Appendix (b), the “Cuero Terminal Facilities”);

(c)the assets associated with (i) the VEX Pipeline, (ii) the crude oil pipeline booster pumps and associated facilities located near Texas State Highway 77 in Victoria County, Texas, and (iii) the three (3) lateral pipelines and associated pipeline easements located adjacent to the VEX Pipeline in Victoria County, Texas, consisting of approximately nine (9) miles of six-inch (6”) pipeline and five (5) miles of four-inch (4”) pipeline and the pipeline connection related thereto (collectively, with such other assets listed on Appendix (c), the “Highway 77 Booster Facilities, Tauber Pipeline Facilities, and VEX Pipeline Facilities”);

(d)the Contracts listed on Appendix (d) (the “Assumed Contracts”);

(e)all Permits, licenses, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights described on Appendix (e) attached hereto, and all Permits, licenses, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights primarily used or held for use with respect to the ownership, operation, or other use of the other Subject Assets (collectively, the “Assigned Real Property Interests”);

(f)all Seller/VEX Product Inventory owned by Seller, equipment, machinery, fixtures and other personal, movable and mixed property, operational or nonoperational, that is used or held for use, in either case, in connection with the Business or the other Subject Assets, such as pipelines and gathering systems, pumps, motors, machinery, platforms, rods, tanks, meters (including, without limitation, the Blackhawk connection meter), connectors (including, without limitation the Blackhawk pipeline connector and natural gas pipeline connector), boilers, fixtures, compression equipment, flowlines, manifolds, processing and separation facilities, pads, structures, materials, and other items primarily used or held for use in the operation of the Business or other Subject Assets, including the items described on Appendix (f) (collectively, the “Assigned Personal Property”);

(g)all of the files, records, information and data, whether written or electronically stored, relating to the Business in Seller’s or its Affiliates’ possession or control, including but not limited to: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) correspondence; (iii) operations, environmental, production and accounting records; and (iv) facility records; provided that the foregoing shall not include (A) portions of any of Seller’s corporate minute books, financial records and other business records to the extent related to the businesses of Seller other than the Business or (B) any records protected by attorney-client privilege or the attorney work product doctrine to the extent related to the businesses of Seller other than the Business;

(h)all Claims (including Claims for adjustments or refunds) of the Seller relating to the Assets to the extent attributable to any of the Assumed Liabilities;

(i)all of the Intellectual Property owned or purported to be owned, in whole or in part, by the Seller and that is exclusively used in the Business; and

(j)all other assets and rights (excluding any Excluded Assets) of every kind and nature, real or personal, tangible or intangible (including Accounts Receivable), used or held by Seller or its Affiliate exclusively for use in connection with the Business.

“Assignment of Membership Interests” means that certain Assignment of Membership Interests in a form mutually agreed by the Parties.

“Assumed Liabilities” means all Liabilities (other than the Excluded Liabilities) related to (a) the operation of the Business or (b) the ownership of the Membership Interests and the Subject Assets.

“Balance Sheet Date” means August 31, 2020.

“Benefit Plans” has the meaning set forth in Section 5.5(h).

“Business” means, collectively, the crude petroleum and petroleum condensate truck unloading, transportation, terminalling and barge loading business of VEX and EMO in the Texas counties of DeWitt and Victoria, as historically conducted by VEX and EMO.

“Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in Houston, Texas are authorized or required to close.

“Business Employee” has the meaning set forth in Section 3.14(a).

“Buyer/Third Party Product Inventory” has the meaning set forth in Section 2.1.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyers” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer Plans” has the meaning set forth in Section 5.5(b).

“Buyer Released Person” has the meaning set forth in Section 7.7(b).

“Buyer Releasing Person” has the meaning set forth in Section 7.7(a).

“Buyers’ Accountant” has the meaning set forth in Section 5.11.

“Cap” has the meaning set forth in Section 7.5(a).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended.

“Cash Purchase Price” has the meaning set forth in Section 2.2.

“Claim” means any and all threatened, pending or completed claims, demands, causes of action, suits, Proceedings, Orders or alternative dispute mechanisms, whether civil, criminal, administrative, arbitrative, investigative or otherwise, and whether made pursuant to federal, state or local Law and whether formal or informal and including appeals.

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Closing” has the meaning set forth in Section 6.1.

“Closing Adjustment” has the meaning set forth in Section 2.3(a).

“Closing Seller/VEX Product Inventory Amount” has the meaning set forth in Section 2.4(b).

“Closing Seller/VEX Product Inventory Statement” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Working Capital” means (a) the Current Assets, less (b) the Current Liabilities, in each case, determined as of the Effective Time.

“Closing Working Capital Statement” has the meaning set forth in Section 2.3(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any similar state Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Return” means any Tax Returns required to be filed by or with respect to VEX or Seller with respect to the Business.

“Competitive Area” means the Texas counties of DeWitt, Karnes, Gonzales, Lavaca, Fayette, Caldwell, Atascosa, Victoria, Jackson, Calhoun, Refugio, Goliad, Matagorda, Colorado, Lee, Bastrop or Wharton.

“Competitive Business” means any business activities that are the same as, similar to or the functional equivalent of and, in each case, competitive with the Business; provided, however, that Competitive Business shall not be deemed to include any crude petroleum and petroleum condensate transportation undertaken by EnLink Crude Marketing in third party long-haul pipelines that traverse the Competitive Area.

“Confidential Information” has the meaning set forth in Section 5.6(a).

“Consent” has the meaning set forth in Section 3.4(a).

“Consent to Assignment” means that certain Consent to Assignment, by and among Reliant Energy Retail Services, LLC, EMO, and Asset Buyer.

“Contract” means any contract, commitment, instrument, promise or undertaking (whether written or oral), lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, or other legally binding agreement.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Current Assets” means the sum of all current assets of VEX and any current assets included in the Assets, in each case, as determined in accordance with GAAP (except Seller/VEX Product Inventory shall be determined in accordance with Section 2.4(a), Section 2.4(b), or Section 2.4(c), as applicable, and valued in accordance with Schedule 1.1(c)), including (a) current Accounts Receivable, (b) current Seller/VEX Product Inventory (determined in accordance with Section 2.4(a), Section 2.4(b), or Section 2.4(c), as applicable, and valued in accordance with Schedule 1.1(c)), (c) current deposits, (d) current prepaid expenses of VEX or of the Seller solely to the extent relating to the Subject Assets, but (in each case) excluding (i) cash and cash equivalents, (ii) the portion of any prepaid expense of which neither Buyer will receive the benefit following the Closing, (iii) deferred Tax assets, (iv) Accounts Receivable due from Seller or its Affiliates, and (v) non-operating assets.

“Current Liabilities” means the sum of all current liabilities of VEX and any current liabilities included in the Assumed Liabilities, in each case, as determined in accordance with GAAP, including (a) current Accounts Payable of VEX or the Seller solely to the extent relating to the Subject Assets (other than the Excluded Liabilities), and (b) current accrued Taxes and accrued expenses, but (in each case) excluding (i) the current portion of long-term debt, (ii) deferred Tax liabilities, (iii) Accounts Payable owed to Seller or its Affiliates, (iv) non-operating Liabilities, and (v) accrued Leased Real Property rent liabilities.

“Damages” means any and all liabilities, damages, losses, deficiencies, expenses, obligations, fines, Taxes, interests, penalties, Claims, judgments, assessments, amounts paid in settlement or costs (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses, including those of investigation), in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“De Minimis Claim” has the meaning set forth in Section 7.5(a).

“Debt” means (a) any indebtedness or other obligation for borrowed money; (b) any indebtedness or obligation evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities for the deferred purchase price of property, services or other assets (including any “earn-out” or similar payments) (other than trade account payables incurred in the Ordinary Course of Business to third parties that are not Affiliates of the Seller); (d) any Liabilities in respect of any lease of real or personal property (or a combination thereof), which Liabilities are required to be classified and accounted for under GAAP as capital leases; (e) all obligations secured by a Lien (other than a Permitted Lien); (f) all obligations under swaps, hedges or similar instruments; (g) any accrued interest, collection fees, premiums, termination payments or prepayments, penalties, “breakage costs,” redemption fees, make-whole payments and other obligations relating to the foregoing; and (h) any guarantee of indebtedness or reimbursement with respect to the items set forth in the foregoing clauses (a) through (g).

“Deductible” has the meaning set forth in Section 7.5(a).

“Deed” means that certain deed in favor of Asset Buyer in the form mutually agreed by the Parties.

“Direct Claim” has the meaning set forth in Section 7.3(c).

“Dispute Statement” has the meaning set forth in Section 2.4(d).

“Disputed Inventory Amount” has the meaning set forth in Section 2.4(d).

“Disputed Item” has the meaning set forth in Section 2.3(d).

“Easement Assignment” means that certain Assignment and Assumption of Easements, assigning the easements included in the Assets to Asset Buyer, in a form mutually agreed by the Parties.

“Effective Time” means 7:00 A.M. (Dallas, Texas time) on the Closing Date.

“EMO” has the meaning set forth in the preamble to this Agreement.

“Employment Offers” has the meaning set forth in Section 5.5(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“EnLink Crude Marketing” means EnLink Crude Marketing, LLC, a Delaware limited liability company and a Subsidiary of EMO.

“Environmental Laws” means any and all applicable federal, state and local Laws relating to the prevention of pollution or protection of human health and safety, worker safety, natural resources, endangered species or the environment or imposing Liability or standards of conduct concerning any aspect of handling, management, use, presence, or transportation of Hazardous Materials.

“Equity Buyer” has the meaning set forth in the preamble to this Agreement.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is or at the relevant time was a member of the group described under Code Section 414 or a single employer under ERISA Section 4001(b)(1) that includes a Person, or that is a member of the same controlled group as a Person pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.3(a).

“Excluded Assets” means the assets set forth on Appendix (g) and any asset of the Seller or its Affiliates that is not an Asset.

“Excluded Liabilities” means (a) any Liability arising out of or primarily related to any Excluded Asset; (b) any Liabilities owed by VEX or with respect to the Assets to Seller or any Affiliate of Seller; (c) all Debt of VEX or the Seller; (d) all Seller Transaction Expenses; (e) any Liabilities with respect to any Benefit Plan prior to, as of or after the Effective Time; (f) any and all Liabilities to be retained by the Seller pursuant to Section 5.5; and (g) all Seller Taxes.

“Fee Owned Real Property” has the meaning set forth in Section 3.8(a).

“FERC” means the Federal Energy Regulatory Commission.

“Final Seller/VEX Party Product Inventory Amount” has the meaning set forth in Section 2.4(c).

“Final Seller/VEX Party Product Inventory Statement” has the meaning set forth in Section 2.4(c).

“Financial Statements” has the meaning set forth in Section 3.16(a).

“FIRPTA Certificate” means a statement described in Treasury Regulation Section 1.1445-2(b)(2) certifying that the Seller is neither a disregarded entity nor a foreign person within the meaning of the Code, and the Treasury Regulations promulgated thereunder

“Form 8-K” has the meaning set forth in Section 5.11.

“Form 8-K Financial Information” has the meaning set forth in Section 5.11.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.3(d)(i), Section 3.7, Section 3.10, Section 3.13(a), and Section 3.13(b).

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) any supranational, national, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority, and (b) any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing in clause (a).

“Guaranteed Obligations” has the meaning set forth in Section 5.13.

“Guaranty Agreements” means: (i) that certain Guaranty Agreement, dated as of the date hereof, by Adams for the benefit of EMO, and acknowledged and agreed by EMO, in form and substance reasonably satisfactory to the Parties, (ii) that certain Limited Subsidiary Guaranty Agreement, dated as of the date hereof, by Asset Buyer for the benefit of EMO, and acknowledged and agreed by EMO, in form and substance reasonably satisfactory to the Parties, and (iii) that certain Limited Subsidiary Guaranty Agreement, dated as of the date hereof, by VEX for the benefit of EMO, and acknowledged and agreed by EMO, in form and substance reasonably satisfactory to the Parties.

“Hazardous Material” means any material, waste or substance (a) subject to regulation, liability or standards of conduct, control, management, handling, or use under any applicable Environmental Law, (b) defined, designated or listed as a “pollutant,” “contaminant,” “hazardous substance,” “hazardous waste,” “solid waste,” “oil and gas waste,” “hazardous material,” “air contaminant,” “extremely hazardous substance,” “toxic pollutant,” “toxic substance,” or words of similar import or significance under Environmental Laws, (c) considered potentially dangerous, toxic, or harmful to health, the environment or natural resources under Environmental Laws, and/or (d) consisting of or containing: (i) petroleum, natural gas, or any fraction or constituent of either of them; (ii) asbestos or asbestos-containing materials; (iii) polychlorinated biphenyls; (iv) radon or naturally occurring radioactive material; or (v) medical waste.

“Indemnified Party” means, as applicable, any one or more of the Seller Indemnitees seeking indemnification under this Agreement when a Buyer is the Indemnifying Party or any one or more of the Buyer Indemnitees seeking indemnification under this Agreement when Seller is the Indemnifying Party.

“Indemnifying Party” means either Party to this Agreement when such Party is required to provide indemnification under this Agreement.

“Independent Accountants” has the meaning set forth in Section 2.3(e).

“Initial Closing Seller/VEX Product Inventory Amount” has the meaning set forth in Section 2.4(a).

“Initial Closing Seller/VEX Product Inventory Statement” has the meaning set forth in Section 2.4(a).

“Intellectual Property” shall mean: (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, non-provisionals, PCTs, reexamined patents or other applications or patents claiming priority to or the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, packaging design and art work, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (d) confidential and proprietary information, including without limitation customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, advertising statistics, any other financial, marketing and business data, technical data, specifications, designs, drawings, methods, schematics and know-how; (e) to the extent not covered by subsections (a) through (d), above, software, websites, and social media handles and identifiers (including all related computer code and content); (f) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all products, proceeds and revenues arising from or relating to any and all of the foregoing, throughout the world; and (g) any other proprietary, Intellectual Property and other rights relating to any or all of the foregoing anywhere in the world.

“Inventory Adjustment” has the meaning set forth in Section 2.4(e).

“Knowledge of Seller” or “Seller’s Knowledge” and any variations thereof or words to the same effect means the actual knowledge after due inquiry of the Persons set forth on Schedule 1.1(a) hereto.

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, directives, Orders or any similar provisions having the force or effect of Law of any Governmental Authority.

“Lease Assignment” means that certain Assignment of Ground Lease and Operating Permits executed by EMO, as assignor, and Asset Buyer, as assignee, and consented to by Victoria County Navigation District, as ground lessor, in a form mutually agreed by the Parties.

“Leased Real Property” has the meaning set forth in Section 3.8(a).

“Liability” shall mean any direct or indirect liability, Debt, obligation, commitment, expense, claim, deficiency, STRICT LIABILITY (INCLUDING STRICT LIABILITY ARISING UNDER ENVIRONMENTAL LAW), guaranty or endorsement of or by any Person of any type, whether known, unknown, undisclosed, unfixed, unsecured, absolute, contingent, conditional, matured or unmatured, unasserted, vested, disputed, executory, undeterminable, liquidated or unliquidated, accrued or unaccrued, inchoate, implied, vicarious, joint, several or secondary and whether due or to become due, regardless of when asserted and regardless of whether such liability would be required to be disclosed on a balance sheet.

“Lien” means any lien, mortgage, security interest, pledge, deposit, option, easement, right of way, charge or encumbrance, encroachment, conditional sales agreement, deed of trust, deed to secure indebtedness, community or other marital property interest, condition, equitable interest, servitude, right of first offer, right of first refusal, preemptive right or other similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Business, the Subject Assets, or VEX; provided, however, that “Material Adverse Effect” shall not include a change, circumstance, effect or condition to the extent resulting or arising from (a) any change in the crude petroleum and petroleum condensate transportation industry generally (including any change in the prices of crude oil or other hydrocarbon products or industry margins in such industry generally), (b) any change in general market, economic, financial, political or securities market conditions generally, (c) any change resulting from any engagement in military hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (d) any regulatory changes of general applicability or changes in Law or GAAP, (e) any natural or manmade disaster or acts of God or (f) any matter of which the Buyers’ officers had actual knowledge (without any duty of inquiry) on the date of this Agreement, which shall include (i) any matter posted to the VEX virtual data room accessible by the Equity Buyer prior to the Closing Date, and (ii) any matter emailed to an officer of a Buyer or its legal counsel prior to the Closing Date. Notwithstanding the foregoing, a “Material Adverse Effect” shall not exclude any change, circumstance, effect or condition to the extent the Business, the Subject Assets or VEX, taken as a whole, or the Seller are disproportionately affected thereby as compared to other owners or operators of pipelines or terminal facilities in the industries or markets in which the Business is conducted.

“Material Contract” has the meaning set forth in Section 3.12(a).

“Measurement Person” has the meaning set forth in Section 2.4(c).

“Measurement Standards” has the meaning set forth in Section 2.4(a).

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Non-Recourse Party” has the meaning set forth in Section 7.8.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Ordinary Course of Business” means the ordinary conduct of the normal day-to-day business of VEX and the Seller as it relates to the Business, consistent with past practices and customs.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ or members’ agreement, voting agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Guarantee” has the meaning set forth in Section 5.13.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means governmental permits, licenses, certificates, Orders, approvals, authorizations, grants, consents, concessions, warrants, franchises, registrations, tariffs, exemptions, variances, permissions and similar rights and privileges, including applicable applications for the same.

“Permitted Liens” means, with respect to the Membership Interests or any Subject Asset: (a) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Subject Asset in any manner whatsoever and all Laws of such Governmental Authorities; (b) Liens for Taxes, assessments and similar charges that are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been established; (c) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens that are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been established; (d) Permits, licenses, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, and structures on, over or through such Subject Asset, in each case, to the extent the same do not materially affect or impair the ownership, operation or use of such Subject Asset; (e) rights of use, easements, rights-of-way, surface leases, sub-surface leases, grazing rights, or logging rights; or pipelines, utility lines, railways, streets or roads subject to an easement or right-of-way; in each case, on, over or through such Subject Asset, to the extent the same do not materially affect or impair the ownership, operation or use of such Subject Asset; (f) the terms and conditions of the instruments creating the Subject Assets; (g) Liens placed by the owner of the lands underlying the Subject Real Property or Subject Easement and set forth on Schedule 1.1(b); and (h) any matters shown on Schedule 1.1(b).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, estate, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Policies” has the meaning set forth in Section 3.19.

“Post-Close Third Party Product Inventory” has the meaning set forth in Section 2.4(d).

“Post-Closing Adjustment” has the meaning set forth in Section 2.3(b).

“Proceeding” means any action, arbitration, mediation, audit, charge, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Authority, mediator or arbitrator.

“Promissory Note” means that certain Secured Promissory Note, dated as of the date hereof, made by the Equity Buyer for the benefit of EMO, and acknowledged and agreed by EMO, in the initial principal amount of $10,000,000, in form and substance reasonably satisfactory to EMO and Equity Buyer.

“Promissory Note Documents” means, collectively, the Promissory Note, the Guaranty Agreements and each Security Instrument.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 5.3(e).

“Real Property Lease” has the meaning set forth in Section 3.8(b).

“Recourse Party” has the meaning set forth in Section 7.8.

“Released Claims” has the meaning set forth in Section 7.7(a).

“Representative” means, with respect to a Person, its Affiliates and its and their respective directors, partners, members, managers, officers, employees, financial advisors, auditors, legal counsel, consultants, and agents employed or otherwise retained by such Party or its Affiliates and the current or potential lenders or sources of funding of such Person or its Affiliates.

“Resolution Period” has the meaning set forth in Section 2.3(d).

“RRC” means the Railroad Commission of Texas.

“Restricted Period” has the meaning set forth in Section 5.12(a).

“Restricted Person” has the meaning set forth in Section 5.12(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Instruments” means, collectively, each in form and substance reasonably satisfactory to EMO and the Buyers, (a) that certain Pledge and Security Agreement, dated as of the date hereof, by and among VEX, the Buyers and EMO, (b) that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of the date hereof, executed by each of VEX and the Asset Buyer in favor of EMO, and acknowledged and agreed by EMO and (c) each other security agreement, instrument or other document granting or perfecting or purporting to grant or perfect a Lien on any property of VEX or the Buyers to secure the obligations under the Promissory Note or the Guaranty Agreements.

“Seller/VEX Product Inventory” means any crude oil or condensate owned by VEX or owned by the Seller stored in the Tanks and VEX Pipeline.

“Seller Fee Owned Real Property” has the meaning set forth in the definition of “Assets”.

“Seller Indemnitees” has the meaning set forth in Section 7.1.

“Seller Licensed IP” means all Intellectual Property owned by Seller, in whole or in part, other than the Seller’s Marks, that is used in the Business as currently conducted by VEX and the Seller.

“Seller Promissory Note Expenses” means the amounts payable by Seller for all out-of-pocket expenses incurred in connection with the preparation, negotiation, execution and consummation of the Promissory Note Documents.

“Seller Released Person” has the meaning set forth in Section 7.7(a).

“Seller Releasing Person” has the meaning set forth in Section 7.7(b).

“Seller Review Period” has the meaning set forth in Section 2.3(c).

“Seller Taxes” has the meaning set forth in Section 5.3(a).

“Seller Transaction Expenses” means the collective amounts payable by VEX, Seller or any Affiliate of the foregoing (or for which any of them could become liable to pay) for all out-of-pocket fees and expenses incurred in connection with the preparation, negotiation, execution and consummation of the Transactions, including any and all (a) fees, expenses and disbursements of counsel, accountants, investment bankers, financial advisors, experts or consultants, (b) retention, bonus or similar compensatory amounts payable to any employees or service providers of VEX or Seller that become due and payable as a result of the consummation of the Transactions, and (c) Seller Promissory Note Expenses.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller’s Marks” has the meaning set forth in Section 5.7.

“Separation Benefits” has the meaning set forth in Section 5.5(d).

“Shrink Wrap Software” has the meaning set forth in Section 3.12(a)(iii).

“Statement of Objections” has the meaning set forth in Section 2.3(d).

“Straddle Period” has the meaning set forth in Section 5.3(b).

“Subject Assets” means, collectively, the Assets and the assets and properties of VEX.

“Subject Easement” has the meaning set forth in Section 3.8(c).

“Subject Personal Property” has the meaning set forth in Section 3.8(e).

“Subject Real Property” has the meaning set forth in Section 3.8(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or by a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than fifty percent (50%) of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or by a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For the avoidance of doubt, VEX shall be deemed to be a Subsidiary of EMO (and not of Equity Buyer) before the Effective Time and a Subsidiary of the Equity Buyer (and not of EMO) at and after the Effective Time.

“Tanks” has the meaning set forth in Section 3.8(f).

“Target Working Capital” has the meaning set forth in Section 2.3(a).

“Tauber Pipeline” means the three (3) lateral pipelines and associated pipeline easements located adjacent to the VEX Pipeline in Victoria County, Texas, consisting of approximately nine (9) miles of six-inch (6”) pipeline and five (5) miles of four-inch (4”) pipeline and such other assets applicable thereto set forth on Appendix (c).

“Tax” or “Taxes” means (a) any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, escheat, abandoned or unclaimed property, or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof; and (b) any Liability for any item described in clause (a) payable by reason of contract, assumption, transferee Liability, operation of Law (e.g., a Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined or unitary group for any period) or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the imposition, collection, administration, payment or reporting of any Tax.

“Tax Proceeding” has the meaning set forth in Section 5.3(d).

“Tax Return” means any report, statement, form, election, document, return, declaration, estimated tax filing, Claim for refund or other document or information (including any related or supporting information or schedules) required to be supplied to a Tax Authority in connection with Taxes, including any supplement or amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.3(a).

“Third Party Invoice” has the meaning set forth in Section 2.4(d).

“Transaction Documents” means this Agreement, the Assignment of Membership Interests, the Asset Assignment, the Lease Assignment, the Easement Assignment, the Deeds, the Transition Services Agreement, the Promissory Note Documents, the Consent to Assignment and each of the other documents and certificates to be delivered at Closing pursuant to Section 6.2 and Section 6.3 or otherwise executed or delivered in connection with the Transactions.

“Transaction Taxes” has the meaning set forth in Section 2.5.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transferring Employee” has the meaning set forth in Section 5.5(a).

“Transition Services Agreement” means a Transition Services Agreement in a form mutually agreed by the Parties.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“VEX” has the meaning set forth in the recitals to this Agreement.

“VEX Customer” has the meaning set forth in Section 2.4(d).

“VEX Permits” has the meaning set forth in Section 3.9.

“VEX Pipeline” means that certain fifty-six (56)-mile, twelve (12)-inch pipeline, regulated by FERC and the RRC, along with appurtenant facilities owned by VEX and originating near the Black Hawk North Central Delivery Point in DeWitt County, Texas and ending at the Port of Victoria in Victoria County, Texas.

ARTICLE II
SALE AND PURCHASE OF MEMBERSHIP INTERESTS AND ASSETS

2.1     Sale and Purchase. At the Closing, on the terms and subject to the conditions of this Agreement, EMO shall sell, assign, transfer and convey to the Equity Buyer all of the Membership Interests free and clear of Liens (other than restrictions under applicable federal and state securities Laws and as provided in VEX’s Organizational Documents which will be waived prior to Closing), and EMO shall sell, assign, transfer and convey to the Asset Buyer all of the Assets free and clear of Liens (other than Permitted Liens), in exchange for the consideration set forth in Section 2.2, and the applicable Buyer shall purchase and accept such assignment, transfer and conveyance of the Membership Interests and the Assets. The Buyers expressly understand and agree that the Seller is not selling, assigning, transferring or conveying title to any of the crude petroleum and petroleum condensate inventory, including tank bottoms and line fill, held in the Tanks and VEX Pipeline that is owned by (a) Buyers or their Affiliates or (b) any third parties that are not Affiliated with Seller (such inventory in (a) and (b) that is contained in the Tanks or the VEX Pipeline, collectively, the “Buyer/Third Party Product Inventory”). Without limiting the Seller’s indemnification obligations in Section 7.2, the applicable Buyer shall assume all Assumed Liabilities and shall pay or discharge all Assumed Liabilities in accordance with their terms. Notwithstanding anything to the contrary in this Agreement, the Seller shall retain all Excluded Assets and Excluded Liabilities and shall pay or discharge all Excluded Liabilities in accordance with their terms.

2.2    Consideration. In consideration for sale of the Membership Interests and the Assets, the Equity Buyer (on behalf of the Buyers) shall pay to the Seller an amount in cash equal to Twenty Million Dollars ($20,000,000) (the “Purchase Price”), as adjusted in accordance with Section 2.3 and Section 2.4. At the Closing, the Equity Buyer (on behalf of the Buyers) will pay to the Seller an amount in cash equal to the Purchase Price (a) plus the amount by which the Estimated Closing Working Capital exceeds the Target Working Capital, if any, (b) minus the amount by which the Target Working Capital exceeds the Estimated Closing Working Capital, if any, and (c) minus Ten Million Dollars ($10,000,000), which is the initial principal amount payable by the Equity Buyer under the Promissory Note (the resulting amount, the “Cash Purchase Price”).

2.3    Working Capital Purchase Price Adjustment.

(a)Prior to the Closing, (i) EMO has prepared and delivered to the Equity Buyer (on behalf of the Buyers) a statement setting forth the Seller’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement contains a reasonably detailed calculation of the Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”) and was prepared in accordance with GAAP (except that Seller/VEX Product Inventory was determined in accordance with Section 2.4(a) and valued in accordance with Schedule 1.1(c)), and (ii) the Parties have negotiated in good faith to agree on a final Estimated Closing Working Capital Statement and Closing Adjustment (defined below). The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $0 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment and, if the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment in accordance with Section 2.2.

(b)Within ninety (90) days after the Closing Date, the Equity Buyer (on behalf of the Buyers) shall prepare and deliver to EMO a statement (the “Closing Working Capital Statement”) setting forth the Buyers’ final calculation of the Closing Working Capital and the Post-Closing Adjustment, which Closing Working Capital Statement shall be prepared in accordance with GAAP (except that Seller/VEX Product Inventory, which shall be determined in accordance with Section 2.4(c) and will be valued in accordance with Schedule 1.1(c)). The Post-Closing Adjustment shall be an amount equal to the Closing Working Capital, as finally determined in accordance with Section 2.3(c), Section 2.3(d) and Section 2.3(e), minus the Estimated Closing Working Capital (such difference, the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, the Equity Buyer (on behalf of the Buyers) shall pay to EMO a total amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, EMO shall pay to the Equity Buyer (on behalf of the Buyers) a total amount equal to the Post-Closing Adjustment.

(c)After receipt by EMO of the Closing Working Capital Statement, the Seller shall have sixty (60) days (the “Seller Review Period”) to review the Closing Working Capital Statement. During the Seller Review Period, subject to Section 5.6(a), the Seller and the Seller’s accountants shall have reasonable access to the personnel of Buyers who helped prepare the Closing Working Capital Statement and the books and records of, and work papers prepared by, the Buyers or the Buyers’ Accountant to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the Buyers’ possession) relating to the Closing Working Capital Statement as the Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyers, VEX or their respective Affiliates.

(d)On or prior to the last day of the Seller Review Period, EMO may object to the Closing Working Capital Statement by delivering to the Equity Buyer (on behalf of the Buyers) a written statement setting forth EMO’s good faith objections to the Closing Working Capital Statement in reasonable detail (the “Statement of Objections”), indicating each disputed item or amount and the basis for its disagreement therewith (any item disputed in the Statement of Objections, a “Disputed Item”). If EMO fails to deliver the Statement of Objections before the expiration of the Seller Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Working Capital Statement shall be deemed to have been finally accepted by the Seller and binding on the Parties in all respects. If EMO delivers a Statement of Objections before the expiration of the Seller Review Period, the Equity Buyer (on behalf of the Buyers) and the Seller shall negotiate in good faith to resolve the Disputed Items within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if any or all Disputed Items are so resolved within the Resolution Period, such resolved Disputed Items shall be final and binding on the Parties in all respects.

(e)If EMO on the one hand, and the Equity Buyer (on behalf of the Buyers), on the other hand, fail to reach an agreement with respect to any of the Disputed Items before expiration of the Resolution Period, then such Disputed Items remaining in dispute shall be submitted for resolution to the office of Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, the Equity Buyer (on behalf of the Buyers) and EMO shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the Seller’s accountants or the Buyers’ Accountant (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve such unresolved Disputed Items only. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Item must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountants shall be borne equally by the Seller, on the one hand, and by the Buyers, on the other hand. The Independent Accountants shall make a determination as soon as practicable but within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of such unresolved Disputed Items shall be final and binding on the Parties in all respects, absent fraud or gross misconduct on the part of such Independent Accountants. The Closing Working Capital Statement and the Post-Closing Adjustment, in each case, calculated in accordance with this Section 2.3 using the final amounts agreed to by EMO and Equity Buyer (on behalf of the Buyers) with respect to any Disputed Items (or as otherwise determined by the Independent Accountants) shall be final and binding on the Parties in all respects.

(f)Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (i) be netted without duplication against any required payment of the Inventory Adjustment as calculated in accordance with Section 2.4 based on whether the Inventory Adjustment is owed by Seller or owed by Equity Buyer (on behalf of the Buyers) in accordance with Section 2.4(e); (ii) be due (as netted in accordance with (i)) within five (5) Business Days of the date on which the Post-Closing Adjustment is finally determined in accordance with this Section 2.3; and (iii) be paid by wire transfer of immediately available funds to such account as is directed by the Equity Buyer (on behalf of the Buyers) or EMO, as the case may be. Any payments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(g)Despite anything to the contrary contained in Section 8.2 of this Agreement, any and all informal correspondence between the Parties (and their respective accountants and other Representatives) in connection with the provisions of this Section 2.3 may be communicated by telephone and/or electronic mail. For the avoidance of doubt, the Estimated Closing Working Capital Statement, the Closing Working Capital Statement and the Statement of Objections must be submitted by a Party to the other Party strictly in accordance with Section 8.2.

2.4    Imbalances Purchase Price Adjustment.

(a)On the date that is two (2) Business Days prior to Closing, (i) EMO will measure the Seller/VEX Product Inventory as of such date in accordance with its past practices and the relevant measurement provisions of the applicable Assumed Contracts, the other applicable Contracts related to the VEX Pipeline or Tanks (including the Material Contracts), and the applicable VEX Permits (the “Measurement Standards”), and (ii) EMO will deliver to Equity Buyer (on behalf of the Buyers) a statement (the “Initial Closing Seller/VEX Product Inventory Statement”), setting forth its good faith calculation of the Seller/VEX Product Inventory as of such date, valued in accordance with Schedule 1.1(c) (the aggregate value of such Seller/VEX Product Inventory, the “Initial Closing Seller/VEX Product Inventory Amount”).

(b)Prior to the Closing, but on the Closing Date, (i) EMO will update the Initial Closing Seller/VEX Product Inventory Statement in good faith to estimate the Seller/VEX Product Inventory as of the Effective Time based on any actual deliveries to, or actual withdrawals from, the Tanks and the VEX Pipeline after the measurement of the Initial Closing Seller/VEX Product Inventory Amount and in accordance with the Measurement Standards, and (ii) EMO will deliver to Equity Buyer (on behalf of the Buyers) a statement (the “Closing Seller/VEX Party Product Inventory Statement”), setting forth its good faith calculation of the Seller/VEX Product Inventory as of the Effective Time, valued in accordance with Schedule 1.1(c) (the aggregate value of such Seller/

VEX Product Inventory, the “Closing Seller/VEX Product Inventory Amount”), together with all of its work papers and other evidence substantiating the Seller/VEX Product Inventory deliveries or withdrawals.

(c)(i) At the Effective Time on the Closing Date, EMO, Equity Buyer (on behalf of the Buyers) and a mutually agreed upon third party (the “Measurement Person”) will measure the Seller/VEX Product Inventory as of the Effective Time in accordance with the Measurement Standards, and (ii) within two (2) Business Days following the Closing Date, the Measurement Person, Equity Buyer (on behalf of the Buyers) and EMO shall prepare a statement (the “Final Seller/VEX Product Inventory Statement”), setting forth such Persons’ good faith calculation of the Seller/VEX Product Inventory as of the Effective Time, valued in accordance with Schedule 1.1(c) (the aggregate value of such Seller/VEX Product Inventory, the “Final Seller/VEX Product Inventory Amount”). The Final Seller/VEX Product Inventory Statement shall be final and binding on the Parties.

(d)Following the Closing Date, and in accordance with the Transition Services Agreement, Equity Buyer (on behalf of the Buyers) and Seller shall jointly prepare invoices and/or statements for each customer (including Equity Buyer and its Affiliates) of the VEX Pipeline and the related Tanks and terminals (each, a “VEX Customer”) consistent with past practices, on or about November 1, 2020 (but in any event within 3 days of November 1, 2020), related to the Buyer/Third Party Product Inventory (each, a “Third Party Invoice”), setting forth such VEX Customer’s respective Buyer/Third Party Product Inventory as of the date set forth in such Third Party Invoice (collectively, the “Post-Close Third Party Product Inventory”). Equity Buyer and Seller shall jointly prepare each Third Party Invoice in good faith and in accordance with the Measurement Standards, based on the amount of such VEX Customer’s inventory included in the Final Buyer/Third Party Product Inventory Statement, as updated after the Effective Time to account for actual deliveries to, or actual withdrawals from, the Tanks and the VEX Pipeline by such third parties up to the date of such Third Party Invoice. If, within forty-five (45) days following the Closing Date, any VEX Customer disputes such VEX Customer’s Post-Close Third Party Product Inventory set forth on its Third Party Invoice, and such dispute relates to such VEX Customer’s inventory included on the Final Buyer/Third Party Product Inventory Statement, then Equity Buyer (on behalf of Buyers) shall send a statement to Seller setting forth its calculation of the difference between such VEX Customer’s proposed Buyer/Third Party Product Inventory for such Third Party Invoice and the Post-Close Third Party Product Inventory set forth on such VEX Customer’s Third Party Invoice, valued in accordance with Schedule 1.1(c) (such disputed amount, the “Disputed Inventory Amount”), together with all of its work papers and other evidence substantiating the Post-Close Third Party Product Inventory. At its option, Seller may (i) dispute such Disputed Inventory Amount within five (5) Business Days following receipt of such statement from Equity Buyer by delivering written notice to Equity Buyer (on behalf of the Buyers) detailing such dispute and the reasons therefor (a “Dispute Statement”); or (ii) accept such Disputed Inventory Amount. Any Disputed Inventory Amount not disputed on a Dispute Statement delivered within such five (5) Business Day period shall be final and binding on the Parties. Equity Buyer (on behalf of the Buyers) and Seller shall negotiate in good faith with such VEX Customer to resolve any Disputed Inventory Amounts set forth on a timely Dispute Statement. Any final resolution of such Disputed Inventory Amount in accordance with this Section 2.4(d) shall be final and binding on the Parties. If the Equity Buyer (on behalf of the Buyers) and Seller do not resolve such Disputed Inventory Amounts within ten (10) days, such dispute shall be submitted to a third party with knowledge of Buyer/Third Party Product Inventory disputes jointly engaged by Equity Buyer (on behalf of Buyers) and Seller who shall resolve such dispute within fifteen (15) days of engagement in accordance with the parameters set forth in Section 2.3(e). Any determination made by such third party shall be final and binding on the Parties absent fraud or gross misconduct on the part of such third party. For the avoidance of doubt, (i) any Disputed Inventory Amount set forth on a Dispute Statement for which the VEX Customer has been under-allocated Buyer/Third Party Product Inventory shall be represented by a positive number and (ii) any Disputed Inventory Amount set forth on a Dispute Statement for which the VEX Customer has been over-allocated Buyer/Third Party Product Inventory shall be represented by a negative number.

(e)The Purchase Price shall be adjusted by an amount equal to the aggregate of any final Disputed Inventory Amounts in accordance with Section 2.4(d) (the “Inventory Adjustment”) and paid in accordance with Section 2.3(f). Notwithstanding the foregoing, (i) if the Inventory Adjustment has an absolute value of $5,000 or less, there shall be no adjustment to the Purchase Price, and (ii) if the absolute value of the Inventory Adjustment is more than $5,000, then (A) if the Inventory Adjustment minus $5,000 is a positive number, EMO shall pay to the Equity Buyer (on behalf of the Buyers) the amount of such difference, and (B) if the Inventory Adjustment plus

$5,000 is a negative number, Equity Buyer (on behalf of the Buyers) shall pay to EMO the amount of such difference.

(f)Any payment of the Inventory Adjustment shall be paid concurrently with the Post-Closing Adjustment in accordance with the provisions of Section 2.3(f). Despite anything to the contrary contained in Section 8.2 of this Agreement, any and all correspondence between the Parties (and their respective accountants and other Representatives) in connection with the provisions of this Section 2.4 may be communicated by telephone and/or electronic mail.

2.5    Transaction Taxes. All excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation, registration and similar Taxes arising directly and solely from or associated with the Transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”), shall be borne 50% by the Buyers and 50% by Seller. The Seller shall pay or cause to be paid to the applicable Tax Authority any Transaction Taxes that are required by Law to be collected and remitted. The Buyers shall pay to the Seller the amount of 50% of any such Transaction Taxes within thirty (30) days of the Seller’s written demand therefor, which written demand must include evidence satisfactory to the Buyers that such Transaction Taxes have been duly filed and paid. At the Closing, EMO shall provide Buyers an executed and completed Texas Statement of Occasional Sale (Form 01-917). The Parties shall provide such further certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.

2.6    Tax Withholding. Buyers and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable to the Seller or its Affiliates such amounts as Buyers may be required to deduct or withhold Tax therefrom under applicable Law. Equity Buyer (on behalf of the Buyers) shall use commercially reasonable efforts (i) to allow Seller time to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and (ii) to cooperate with Seller and take such steps as such Seller may reasonably request to reduce or eliminate such Tax withholding obligation to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld for Tax obligations of the Seller by either Buyer, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding. In connection with the Closing, Seller is providing the Buyers an executed FIRPTA Certificate, and, as of the Closing Date, no Party to this Agreement is aware of, nor does any Party anticipate, any deductions or withholding Tax related to the Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Buyers that:

3.1    Organization and Existence.

(a)EMO is a limited partnership duly organized and is validly existing and in good standing under the Laws of the State of Delaware with full limited partnership power and authority to own, lease and operate the Assets owned by it and to carry on the Business as and where such Assets are now owned or held and such Business is now conducted.

(b)EMO is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of the Business, except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect.

(c)VEX has been duly organized as a limited liability company, and is validly existing and in good standing, under the Laws of the state of Texas, with full limited liability company power and authority to own, lease, use and operate the properties and assets it now owns, leases, uses and operates, and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

(d)VEX is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business. EMO has delivered to the Buyers correct and complete copies of VEX’s Organizational Documents, as amended to date. Schedule 3.1(d) sets forth a correct and complete list of the jurisdictions where VEX is qualified to do business. There is no pending, or, to the Seller’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of VEX or Seller.

3.2    Authority and Approval; Enforceability. The Seller has the limited partnership power and authority to execute and deliver this Agreement and the Seller and VEX has requisite power and authority to execute and deliver any other Transaction Document to which it is a Party, to consummate the Transactions and to perform all the terms and conditions of this Agreement and the Transaction Documents to be performed by it. The execution and delivery by the Seller of this Agreement and the execution and delivery by the Seller and VEX, as applicable, of any Transaction Document to which it is a Party, the performance by the Seller or VEX of all the terms and conditions hereof and thereof to be performed by it and the consummation of the Transactions have been duly authorized and approved by all requisite limited partnership or limited liability company action of the Seller and VEX, as applicable. Each of this Agreement and any other Transaction Document to which the Seller or VEX is a Party constitutes, upon execution and delivery by each of the Parties thereto, the valid and binding obligation of the Seller or VEX, as applicable, enforceable against such Person in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a Proceeding at Law or in equity) (the “Enforceability Exceptions”).

3.3    No Conflict. Other than as set forth on Schedule 3.3, the execution by the Seller of this Agreement and by the Seller or VEX, as applicable, of the other Transaction Documents to which Seller and/or VEX is a Party, do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the Transactions will not:

(a)conflict with any of the provisions of the Organizational Documents of Seller or VEX;

(b)materially conflict with any provision of any Law or Order applicable to Seller or VEX;

(c)conflict in any material respect with, or result in a material breach of, constitute a material default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, notice, authorization or approval under, or give others the right to terminate, any indenture, mortgage, Lien or Contract to which Seller, VEX or any of their respective Affiliates is a party or by which any of them is bound or to which any of the Membership Interests or any of the Subject Assets are subject, except as would not have a Material Adverse Effect;

(d)result in the creation of, or afford any Person the right to obtain, (i) any Lien on the Membership Interests or the Subject Assets or (ii) the capital stock or other Equity Interests, property or assets of Seller under any such Contract or otherwise with respect to the Subject Assets; or

(e)result in the revocation, cancellation, suspension or material modification of any Governmental Approval possessed by Seller or VEX that is necessary or desirable for the ownership, lease or operation of the Business as now conducted by Seller and VEX in all material respects, including any Governmental Approvals under any applicable Environmental Law.

3.4    Consents and Preferential Rights to Purchase.

(a)Other than as set forth in Schedule 3.4(a) (each item so listed, a “Consent”), except as would not have a Material Adverse Effect, no consent, approval, license, Permit, Order, waiver, or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority (each a “Governmental Approval”) or other Person is required to be obtained or made by the Seller or VEX with respect to Business or the Subject Assets in connection with:

(i)the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the Transactions, including the transfer of the Subject Assets;

(ii)the enforcement against Seller or VEX of its obligations under this Agreement or the other Transaction Documents; or

(iii)the conduct by the Buyers or VEX of the Business immediately following the Closing as was conducted prior to the Closing.

(b)There are no preferential purchase rights, rights of first refusal or first offer or similar rights to which the Subject Assets are subject that are applicable to the Transactions.

3.5    Laws and Regulations; Claims. Except as set forth in Schedule 3.5 there are no pending or, to the Seller’s Knowledge, threatened Claims against the Seller or VEX or any of the Subject Assets or otherwise with respect to the Business or the Membership Interests (other than Claims under any Environmental Law, which is the subject of Section 3.6). Each of VEX, the Seller, with respect to the Assets, and the Business are, and for the last two (2) years have been, in compliance with all material Laws (other than Environmental Laws, which are the subject of Section 3.6) applicable to it. No Claim is pending or, to the Seller’s Knowledge, threatened to which the Seller, VEX or any of their respective Affiliates is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or the other Transaction Documents or seeks to prevent or delay, or damages in connection with, the consummation of the Transactions. Except as set forth in Schedule 3.5, there are no material Orders or material unsatisfied judgements from any Governmental Authority binding upon VEX, the Subject Assets or Seller with respect to the Assets.

3.6    Environmental Matters. Except as set forth in Schedule 3.6, with respect to the Business, the Seller, VEX and the Subject Assets:

(a)are, and for the last two (2) years have been, in compliance in all material respects with all Environmental Laws;

(b)are not the subject of any outstanding unresolved Order, agreement or arbitration award from any Governmental Authority, or any agreement with any third party to undertake or pay the costs of any investigative, corrective, remedial, cleanup, or response activities under any Environmental Law relating to the Business, VEX or the Subject Assets, and within the last two (2) years, have not been the subject of any such Order, agreement or arbitration award;

(c)have received all Permits required under applicable Environmental Laws necessary to conduct the Business as presently conducted and are, and for the last two (2) years have been, in compliance in all material respects with all terms and conditions of any such Permits. To the Seller’s Knowledge, none of such Permits will be subject to suspension, material adverse modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Transactions. There is no outstanding written notice nor, to the Seller’s Knowledge, any other notice of actual or threatened revocation, cancellation or termination of any such Permit. No Claim is pending or, to the Seller’s Knowledge, threatened with respect to any alleged failure to (i) have any such Permit necessary for the conduct of the Business and the ownership and operation of the VEX Pipeline or (ii) to be in compliance with any such Permit;

(d)are not subject to any pending or, to the Seller’s Knowledge, threatened Claim under any Environmental Law or related to any Hazardous Material that could reasonably be expected to result in a Liability to the Seller or VEX; and

(e)EMO has made available to Buyers true and complete copies of (i) all material environmental assessments and audit reports and other material environmental studies and documents relating to VEX and the Assets in the possession or control of the Seller, (ii) all Permits held by VEX or the Seller that are required under applicable Environmental Laws in any way relating to VEX or the Subject Assets, and (iii) all material documents regarding any pending or known threatened Claims under Environmental Laws or relating to Hazardous Material pertaining to VEX or the Subject Assets.

3.7    Membership Interests.
(a)The Membership Interests (i) constitute one hundred percent (100%) of the Equity Interests in VEX, and (ii) are duly authorized, validly issued and fully paid (to the extent required by VEX’s Organizational Documents or under applicable Law) and non-assessable and are owned of record and beneficially by EMO free and clear of all Liens other than Liens arising with respect to applicable state and federal securities Laws or pursuant to VEX’s Organizational Documents. Other than the Membership Interests, there are no Equity Interests in VEX. The Membership Interests are not subject to any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, acquisition or redemption right, warrant or other conversion or exchange right, equity appreciation right, profit participation or any similar right, including any such right arising under any Contract. To the Seller’s Knowledge, the Membership Interests were not issued in violation of the Organizational Documents of VEX or applicable Law. The Seller has made available to Buyers true and complete copies of the Organizational Documents of VEX.

(b)VEX does not own any Subsidiaries or any Equity Interest in any Person or have any Contractual right to any Equity Interest of any Person.

3.8    Real and Personal Property.

(a)Set forth on Schedule 3.8(a) is a true and complete list, containing the address and legal description, of each parcel of (i) Seller Fee Owned Real Property and (ii) each parcel of real property owned by VEX (clauses (i) and (ii) collectively, the “Fee Owned Real Property”). Except as set forth in Schedule 3.8(a), VEX or Seller, as applicable, has good, valid and indefeasible title in fee to all Fee Owned Real Property, which real property is used or held by Seller or VEX in connection with the Business, and valid leasehold interests in all leased real property used or held by Seller or VEX (the “Leased Real Property”) in connection with the Business (collectively, the “Subject Real Property”) in each case, except as would not, individually or in the aggregate, materially interfere with the use or occupancy of the Subject Real Property as it is currently being used or occupied. VEX or Seller owns or leases all such Subject Real Property free and clear of any Liens except Permitted Liens.

(b)Seller has provided Buyers with true and complete copies of all leases pertaining to Leased Real Property used or held for use by Seller or VEX in connection with the Business, and any amendments thereto (collectively, the “Real Property Leases”). Except as set forth in Schedule 3.8(b), neither Seller nor VEX, as applicable, has received any written notice from any other party to any Real Property Lease alleging any material breach of such Real Property Lease which has not been withdrawn or cured or any notice of termination or proposed termination or material amendment thereof, nor does Seller have any Knowledge of any proposed termination or material amendment thereof. To the Seller’s Knowledge, no Person other than Seller or VEX, as applicable, named as lessee in such Real Property Lease has any right to use, occupy or lease any portion of the Leased Real Property, except for Permitted Liens, and Seller has no Knowledge of, nor has Seller received any written notice of, any claim of any Person to the contrary. Except as set forth in Schedule 3.8(b), neither Seller nor VEX, as applicable, is (i) obligated under any right of first refusal, option, lease, sublease or other contractual right to sell, assign, lease or otherwise dispose of any Fee Owned Real Property, or any interest therein, to any Person other than Buyers or (ii) under any contractual obligation to purchase or acquire any interest in any real property.

(c)Except as set forth in Schedule 3.8(c)(i) and except for Permitted Liens, to the Seller’s Knowledge, (i) Seller or VEX, as applicable, has fulfilled and performed all its obligations with respect to any material real property interests of VEX used or held by Seller in connection with the Business evidenced by an easement, right-of-way, license or other similar instrument (each being a “Subject Easement”), (ii) each Subject Easement is enforceable against the parties thereto in accordance with its terms, (iii) no default or other event has occurred that constitutes a material default of any Subject Easement or otherwise allows (or after notice or lapse of time would allow) revocation or termination thereof or would result in any material impairment of the rights of the holder of any Subject Easement; (iv) neither Seller nor VEX have received or issued any written notice from any other party to a Subject Easement alleging any material breach which has not been withdrawn or cured or any notice of termination or proposed termination or material amendment thereof, nor is there any outstanding proposed termination of, or material amendment to, any Subject Easement, and (v) the Subject Easements are sufficient to carry out the operations associated with the Business, in all material respects, substantially in the manner as the Business is currently conducted. Seller has provided Buyers with true and complete copies of the documents creating the Subject Easements, and any amendments thereto. The Subject Easements listed on Schedule 3.8(c)(ii) are associated with the out-of-service Tauber Pipeline and are not used for the operation of the Business as conducted immediately prior to the Closing.

(d)Seller hereby confirms that Seller has not had any adverse claim, nor has Seller had any notice of any proposed adverse claim, against Seller’s or VEX’s good, valid and indefeasible title to any Fee Owned Real Property during the period of time in which Seller owned the Fee Owned Real Property or Seller owned VEX.

(e)To the Seller’s Knowledge, VEX or Seller, as applicable, has good title to all owned, and valid leasehold interests in all leased, tangible personal property (including the Tanks (as defined below) and VEX Pipeline) included in the Subject Assets (the “Subject Personal Property”), free and clear of all Liens (other than Permitted Liens).

(f)Schedule 3.8(f) sets forth a list of all material tanks included in the Subject Assets or otherwise used in the Business (the “Tanks”). The Tanks and the VEX Pipeline (i) are and have been maintained in all material respects in accordance with prudent industry practices; (ii) are in good operating condition and repair, ordinary wear and tear excepted; and (iii) no regularly scheduled maintenance or repair relating to Tanks and VEX Pipeline has been deferred.

(g)Except as set forth in Schedule 3.8(g), the Subject Assets (including the Tanks and VEX Pipeline) are adequate and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted.

3.9    Permits. VEX holds, or has a valid right to use, all material Permits (other than environmental Permits, which are the subject of Section 3.6) that are necessary or required for the Lawful ownership and operation of the Subject Assets and the conduct of the Business (the “VEX Permits”). The VEX Permits are listed on Schedule 3.9. VEX, Seller or their respective Affiliates have complied in all material respects with all terms and conditions of the VEX Permits. None of such VEX Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Transactions. There is no, and during the last two (2) years there has not been any, outstanding written notice, nor to the Seller’s Knowledge, any other notice of revocation, cancellation or termination of any VEX Permit. No Claim is, or during the last two (2) years has been, pending or, to the Seller’s Knowledge, threatened (i) with respect to any alleged failure by VEX, Seller or their respective Affiliates to have any VEX Permit necessary for the conduct of the Business and the ownership and operation of the VEX Pipeline, (ii) with respect to any alleged failure by VEX, Seller or their respective Affiliates to be in compliance with any VEX Permit or (iii) that is reasonably likely to result in the revocation, cancellation or termination of any VEX Permit.

3.10    Brokerage Arrangements. Neither Seller, VEX nor any of their respective Affiliates has entered, directly or indirectly, into any Contract or arrangement with any Person that would obligate the Buyers, VEX or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the Transactions contemplated hereby or thereby.

3.11    Taxes.

(a)All Tax Returns that are required to be filed by or with respect to VEX (or any of the Subject Assets) or the Business at or prior to the Effective Time (taking into account any valid extension of time within which to file) have been or will be timely filed at or prior to the Effective Time and all such Tax Returns are or will be true, correct and complete in all material respects.

(b)Except as set forth on Schedule 3.11(b), all Taxes due and payable on or prior to the Closing Date by or with respect to VEX, the Subject Assets or the Business (in each case, whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Taxes have been paid in full or properly accrued for by the Seller.

(c)During Seller’s period of ownership of VEX and the Subject Assets, all Tax withholding and deposit requirements imposed on VEX or Seller, with respect to the Subject Assets or the income or operations of the Business, have been satisfied in full.

(d)VEX has not (i) claimed an employee retention tax credit under Section 2301 of the CARES Act, (ii) deferred the payment of employment taxes under Section 2302 of the CARES Act or (iii) received any loan or similar assistance pursuant to the CARES Act.

(e)During Seller’s period of ownership of VEX and the Subject Assets, no claim has ever been made by a Tax Authority in a jurisdiction where neither VEX nor the Seller, with respect to the Subject Assets or the Business, file Tax Returns that VEX, the Subject Assets or the Business is or may be subject to taxation by that jurisdiction.

(f)Neither VEX nor the Seller, with respect to the Business or the Subject Assets, is a party to or bound by any Tax allocation or Tax sharing agreement.

(g)None of the Subject Assets constitutes tax-exempt bond financing property within the meaning of Section 168 of the Code, and none of such Subject Assets is subject to a lease, safe harbor lease or other contract as a result of which VEX or the Seller is not treated as the owner for U.S. federal income Tax purposes.

(h)Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(i)Except as set forth on Schedule 3.11(i), no examination, audit, claim, assessment, levy, or administrative or judicial Proceeding regarding any of the Tax Returns described in Section 3.11(a) or any Taxes of or with respect to VEX, any of the Subject Assets or the Business is currently pending, has been proposed in writing or has been threatened.

(j)Except as set forth on Schedule 3.11(j), no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to VEX, the Subject Assets or the Business or any Tax Returns of or with respect to VEX, the Subject Assets or the Business.

(k)VEX is treated as disregarded as an entity separate from its owner for federal income Tax purposes pursuant to Treasury Regulation section 301.7701-2(c)(2)(i).

(l)There are no Liens (other than Permitted Liens) on any of the Subject Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(m)Except as set forth on Schedule 3.11(m), VEX has not been a member of and is not a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

3.12    Material Contracts.

(a)Schedule 3.12(a) contains a complete and accurate list, and Seller has made available to Buyers true and complete copies, of the following Contracts to which EMO or VEX, as applicable, is a party or by which the Subject Assets are bound (each a “Material Contract”):

(i)(A) any Contract that, as of the date hereof, is reasonably expected to result in revenues to VEX or the Seller (with respect to the Business), as applicable, in an amount greater than One Hundred Thousand Dollars ($100,000) during any calendar year, and (B) any Contract relating to the ownership, use or operation of the Business or the other Subject Assets that, as of the date hereof, is reasonably expected to provide for costs or expenses of, or require commitments from, VEX or the Seller, as applicable, in an amount greater than One Hundred Thousand Dollars ($100,000) during any calendar year;

(ii)each Real Property Lease;

(iii)each license agreement with respect to patents, trademarks, copyrights or other Intellectual Property used in the Business or that is Seller Licensed IP, excluding licenses for software that is commercially available from a third party pursuant to “shrink wrap,” “click-through” or other standard form license agreements with an individual one-time or annual royalty or license fee of Forty Thousand Dollars ($40,000) or less (“Shrink Wrap Software”);

(iv)each joint venture, partnership or similar agreement or arrangement involving VEX or the Business and each other Contract, in each case involving a sharing of profits, losses, costs or liabilities related to the Business with any other Person or involving an obligation to provide funds to or make an investment in any other Person;

(v)each Contract containing covenants or other terms that in any way purport to restrict the business activity of VEX or the Business or that restrict the right of VEX or the Seller, with respect to the Business, to sell or purchase from any Person or hire any Person;

(vi)each Contract related to the Business for capital expenditures in excess of One Hundred Thousand Dollars ($100,000) from and after the date of this Agreement;

(vii)each Contract entered into or assumed by VEX or Seller in which VEX or the Business has an obligation in respect of providing for indemnification or purchase price adjustment in connection with any disposition, sale or other transfer of any present or former business or commercial activity or otherwise with respect to which any party thereto has continuing material obligations;

(viii)each Contract that contains a provision involving a change of control of VEX requiring the consent of a third party to, or giving a third party the right to terminate following, such change of control;

(ix)each Contract under which VEX has directly or indirectly guaranteed Debt or Liabilities (other than endorsements for the purpose of collection in the Ordinary Course of Business) of any Person;

(x)each Contract evidencing Debt (other than contracts of the Seller pertaining to swaps, hedges or similar instruments that do not encumber the Subject Assets or the Membership Interests);

(xi)each Contract or tariff with a Governmental Authority;

(xii)each Contract granting any Lien (other than a Permitted Lien) upon any Subject Asset;

(xiii)each Contract relating to the Business that is a distributor, agency, dealer, sales representative, advertising, marketing or similar Contract;

(xiv)each Contract that grants a Person a right to purchase (including rights of first refusal), options or similar rights on any material Subject Assets;

(xv)each Contract between Seller (to the extent such Contract is related to the Business) or VEX, on the one hand, and Seller or any Affiliate of Seller, on the other hand;

(xvi)each employment-related Contract with any Business Employee which is not terminable at will by VEX or EMO without material Liability;

(xvii)all interconnection agreements pertaining to the Subject Assets; and

(xviii)each amendment, supplement, and modification (whether oral or written) in respect of or other agreement to enter into any of the foregoing.

(b)The Seller has made available to the Buyers a correct and complete copy of each Material Contract, and each Material Contract is legal, valid and binding on and enforceable against EMO or VEX, as applicable, and, to the Seller’s Knowledge, the counterparty thereto. Each Material Contract is in full force and effect, and neither EMO nor VEX, as the case may be, or, to the Seller’s Knowledge, any counterparty thereto, is in breach or default of any material term thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any material breach or default thereunder. Neither EMO nor VEX has given or received from any third party any written notice of any alleged material breach by any party thereto which has not been withdrawn or cured or any notice of termination or proposed termination or material amendment thereof, nor, to Seller’s Knowledge, is there any outstanding proposed termination of, or material amendment to, any Material Contract except as provided in Schedule 3.12(b).

3.13    Indebtedness; Seller Transaction Expenses; Undisclosed Liabilities.

(a)Except as set forth on Schedule 3.13(a), (i) VEX has no Debt and (ii) the Seller has no Debt which encumbers any of the Subject Assets or the Membership Interests.

(b)Neither VEX nor Seller has any Seller Transaction Expenses other than Seller Promissory Note Expenses and, at the Closing, neither Buyers nor VEX will be liable for any Seller Transaction Expenses (including the Seller Promissory Note Expenses).

(c)Except as set forth in Schedule 3.13(c), VEX has no material Liabilities, and the Seller has no material Liabilities with respect to the Business or otherwise included as Assumed Liabilities, in each case, of any kind, other than: (i) Liabilities disclosed, reflected, reserved against or otherwise provided for in the Financial Statements; (ii) liabilities not required under GAAP to be disclosed, reflected, reserved against or otherwise provided for in the Financial Statements or disclosed in the notes thereto; and (iii) Liabilities, other than Debt, incurred in the Ordinary Course of Business since June 30, 2020 and which are, individually or in the aggregate, immaterial to the Seller solely as it relates to the Business or to VEX.

3.14    Employment Matters.

(a)Except as otherwise described in Section 5.5 or as would not have a Material Adverse Effect, the consummation of the Transactions contemplated by this Agreement alone, or in combination with any other event, including the termination of any relationship between any employee, officer or other service provider and Seller and/or any of its Affiliates, shall not give rise to any obligation with respect to any plan, program, policy agreement or arrangement of Seller or any of its Affiliates that could otherwise subject the Buyers or any of their respective Affiliates to any liability, including liability for severance pay, unemployment compensation, termination pay, withdrawal liability or other employee benefits. Set forth on Schedule 3.14(a) is a true, correct and complete list of each individual employed by Seller and/or its Affiliates, including full and part-time employees, whose employment primarily serves to support the Business as of the date of this Agreement (each, a “Business Employee”) and, for each such Business Employee, his or her employer, job title, exempt or non-exempt status under the Fair Labor

Standards Act, and base rate of pay. Except as disclosed in Schedule 3.14, (i) there are no Contracts with any Business Employee that would be binding upon Buyers or VEX, including, without limitation, any such agreement providing for employment for a specific term, or any payment or vesting of any benefits or severance or other pay due to the Transactions contemplated by this Agreement, and (ii) all Business Employees are employed “at-will”. VEX does not have, and during the last three (3) years has not had, any employees.

(b)Neither the Seller, nor any of its Affiliates, is a party to any collective bargaining agreement with respect to the Business and/or any Business Employee. To the Knowledge of the Seller, there are no union organizing activities involving any group or groups of the Business Employees, nor have there been any such union organizing activities during the last five (5) years. There are no legal Proceedings pending that involve, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of the Business Employees, nor are any legal Proceedings pending or, to the Knowledge of Seller, threatened with regard to the Business or VEX, before the National Labor Relations Board, wherein any labor organization is seeking representation of any Business Employees.

(c)For the one (1) year period preceding the Effective Time, except as set forth in Schedule 3.14(c), the Seller and its Affiliates have been and are in material compliance with Laws pertaining to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including, but not limited to Laws governing or regarding the payment of wages or other compensation, employee and independent contractor classification and employment discrimination and harassment, in each case with respect to the Business Employees.

(d)Except as set forth in Schedule 3.14(d), no action or Proceeding is pending or, to the Seller’s Knowledge, is threatened against Seller or its Affiliates alleging any failure to comply with any Law pertaining to employment, including, but not limited to Laws governing or regarding the payment of wages or other compensation, employee classification and employment discrimination and harassment, and there is no outstanding Liability with respect to any such action or Proceeding.

(e)Neither the Seller nor its Affiliates has effectuated a “plant closing” or “mass layoff” (each as defined in the WARN Act) or taken any other action that would trigger notice or Liability under any applicable state, local or foreign plant closing notice Laws with respect to the Business or the Business Employees and/or for which Buyers or VEX could have any Liability.

(f)The Seller and its Affiliates have met in all material respects all Laws relating to the employment of foreign citizens, including all requirements relating to completion and retention of Form I-9s for the Business Employees. No Business Employee is provided through an employee leasing agreement or similar arrangement with any Person that is not an Affiliate of the Seller, and no notice or Consent will be required for the actions contemplated in Section 5.5 hereof.

3.15    Employee Benefits.

(a)Schedule 3.15 lists each Benefit Plan in which the Business Employees participate.

(b)Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to, or is required to contribute to, or has any obligation to, or Liability relating to (i) a plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in ERISA or the Code, (iii) a self-insured “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, or (iv) a “voluntary employees beneficiary association” as defined in Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419(e) of the Code. With respect to each Benefit Plan: (1) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred that would reasonably be expected to result in any Liability to VEX, the Business or Buyers or their respective Affiliates after the Effective Time, which withdrawal liability has not been satisfied; (2) no liability to the Pension Benefit Guaranty Corporation that could reasonably be expected to result in any liability to VEX, the Business or Buyers or their respective Affiliates after the Effective Time has been incurred by VEX, the Business or its Affiliates, Seller or any Seller ERISA Affiliate, which Liability has not been satisfied; (3) no failure to meet the minimum funding standard, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code or any funder or other requirement of the Pension Protection Act has been incurred that could reasonably be expected to result in any Liability to VEX, the Business or Buyers or their respective Affiliates after the Effective Time; (4) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code and the requirements of the Pension Protection Act have been timely made; and (5) no notification to or approval from the Pension Benefit Guaranty Corporation or Internal Revenue Service is required in connection with or as a result of any Transactions contemplated by this Agreement.

(c)With respect to any Benefit Plan, no event has occurred and no condition exists that could subject VEX, the Business or the Assets hereof to any Lien or other Liability imposed by ERISA, the Code or other applicable Laws, plans or related service or funding arrangements.

(d)There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or any similar state Law with respect to any Benefit Plan to which such continuation coverage requirements apply or for which any of VEX or Buyers or their respective Affiliates could have any Liability (direct or indirect) after the Effective Time.

(e)No Benefit Plan provides or obligates Seller to provide post-termination of employment or services, health, life or other welfare benefits for any of the Business Employees (or any spouse or former spouse or other dependent thereof), other than benefits required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other than for which the former Business Employee (or applicable dependent) is solely responsible for the premiums to continue such coverage.

(f)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will or could (i) entitle to any current or former Business Employee any payment or benefit or any forgiveness of indebtedness (except as set forth on Schedule 3.15(f)), or (ii) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible by reason of Section 280G of the Code. No Benefit Plan with a current Business Employee provides for the gross-up, reimbursement, or indemnification of any Taxes imposed by Sections 409A or 4999 of the Code.

3.16    Financial Statements.

(a)Attached as Schedule 3.16(a) are (i) the unaudited balance sheet of each of VEX and EMO (as it relates to the Business) as of the Balance Sheet Date, December 31, 2019 and December 31, 2018, and (ii) the unaudited income statements, statements of members’ equity and statements of cash flows, of each of VEX and EMO (as it relates to the Business) for the eight (8) months ended on the Balance Sheet Date and the twelve (12) months ended on each of December 31, 2019 and December 31, 2018 (such financial statements collectively being referred to herein as the “Financial Statements”).

(b)Other than as set forth on Schedule 3.16(b), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present, in all material respects, the financial position, members’ equity and cash flows of each of VEX and EMO (as it relates to the Business), respectively, at the dates thereof and the results of the operations of VEX and EMO (as it relates to the Business) for the respective periods indicated. The Financial Statements have been prepared in accordance with the books and records of VEX and the Seller. In accordance with the books and records of VEX and the Seller, the Financial Statements do not include allocated shared services expenses of EMO that would represent general and administrative expenses of VEX.

(c)Except as set forth in Schedule 3.16(c), EMO maintains a system of internal control over financial reporting, for itself and each of its Subsidiaries, including VEX, that has been designed by, or under the supervision of, its principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability.

3.17    Absence of Changes. Except as set forth in Schedule 3.17, since June 30, 2020, VEX and the Business has been conducted in the Ordinary Course of Business and:

(a)with respect to VEX or Seller (with respect to Seller, solely as it relates to the Business or the Assets), no fact, event, change, occurrence or circumstance has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)none of VEX or the Seller has sold, transferred or disposed of any of the Subject Assets;

(c)none of VEX, or the Seller as it relates to the Business, has waived, released, canceled, settled or compromised any debt, claim or right having a value in excess of One Hundred Fifty Thousand Dollars ($150,000);

(d)except as may be required to meet the requirements of applicable Law or GAAP, none of VEX or the Seller, solely as it relates to the Business or the Assets, has changed any accounting method or practice;

(e)none of VEX or the Seller has liquidated, dissolved, recapitalized, reorganized or otherwise wound up any portion of the Business;

(f)VEX has not made any purchases or sales of any Equity Interests of any Person;

(g)neither VEX nor Seller (or its Affiliates) as it relates to the Business or the Subject Assets has made or rescinded any election relating to Taxes, settled or compromised any claim, arbitration, audit or controversy relating to Taxes, amended any Company Return, or surrendered any right to claim a refund of Taxes with respect to any Company Return;

(h)none of VEX or the Seller (or its Affiliates) as it relates to the Business has adopted or executed any plan of merger, equity or purchase agreement or consolidation or reorganization; and

(i)none of VEX or the Seller, solely as it relates to the Business or the Assets, has agreed or committed to do any of the foregoing.

3.18    Regulatory Status. Except as set forth in Schedule 3.18, to the Seller’s Knowledge, the Seller (as it pertains to the Business) and VEX are, and for the last two (2) years have been, in compliance in all material respects with all applicable rules, orders and regulations of FERC, the RRC, the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration, and all other Governmental Authorities having jurisdiction over the Subject Assets. No approval of FERC or any other Governmental Authority is required in connection with execution of this Agreement by the Seller or the consummation by Seller of the Transactions contemplated hereby.

3.19    Insurance. EMO maintains insurance policies related to VEX and the Subject Assets sufficient to comply with applicable Laws related to VEX and the Subject Assets and to comply, in all material respects, with all Material Contracts (collectively, the “Policies”). All Policies are in full force and effect and there is no material claim pending under any Policy as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 3.19, and neither Seller, VEX or any of their respective Affiliates or Representatives has received written notice of cancellation of any such Policies. Except as set forth on Schedule 3.19, all Policies comply with statutory minimums, where applicable. To the Seller’s Knowledge, all premiums due and payable under the Policies have been paid in full. VEX does not directly maintain any insurance policies.

3.20    Bank Accounts; Powers of Attorney. VEX does not directly maintain any bank accounts or investment accounts. There are no Persons holding any powers of attorney from VEX.

3.21    Bonds. To the Knowledge of Seller, Schedule 3.21 lists all bonds, letters of credit, guarantees and other similar credit support instruments maintained by VEX or Seller or its Affiliates (solely with respect to VEX or the Business), true and complete copies of which have been made available to Buyers.

3.22    Records. The books and records of VEX and the Seller with respect to the Business have been maintained in all material respects in accordance with applicable Law and comprise in all material respects all of the books and records relating to the ownership and operation of the Subject Assets.

3.23    Affiliate Transactions. Except as disclosed in Schedule 3.23, there are no outstanding payables, receivables, loans, advances or other material transactions between VEX or the Seller (with respect to the Subject Assets), on the one hand, and any of their respective directors, managers, officers, employees, equityholders (including the Seller) or other Affiliates, on the other hand, other than Accounts Payable and Accounts Receivable incurred in the Ordinary Course of Business and presented in the Financial Statements.

3.24    Intellectual Property. Schedule 3.24 lists all Seller Licensed IP, which, along with any Intellectual Property contained in the Assets, constitutes all of the Intellectual Property necessary for, or currently used in the operation of, the Business as currently conducted by VEX and the Seller. The Seller has taken all reasonable steps to maintain the Seller Licensed IP, along with any Intellectual Property contained in the Assets, and to protect the confidentiality of all trade secrets and confidential information contained therein or provided to VEX by a third party. To Seller’s Knowledge, the operation of the Business as currently conducted by VEX and the Seller does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person or constitute unfair competition. VEX and the Seller (with respect to the Business) have not received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property of any Person in connection with the conduct of the Business). To Seller’s Knowledge, no Person has or is currently infringing, misappropriating, diluting or otherwise violating, any Seller Licensed IP.

3.25    Customers. Schedule 3.25 includes a complete and correct list of the top five (5) customers of the Business based on aggregate revenues of VEX or the Seller (with respect to the Business) in the year 2019 and for the first six (6) months of 2020, and, for each such customer, the aggregate dollar amount of revenues derived from such customer for such periods. Except as disclosed in Schedule 3.25, since December 31, 2019, none of such customers has canceled, terminated or otherwise materially altered or notified VEX or the Seller of any intention to cancel, terminate or materially alter its relationship with VEX or the Seller and, to the Seller’s Knowledge, there will not be any such change as a result of the Transactions.

3.26    No Other Representations or Warranties. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III OR THE OTHER TRANSACTION DOCUMENTS, THE BUYERS ACKNOWLEDGE AND AGREE THAT THE SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO THE BUYERS AND THAT THE SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYERS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION, OR ADVICE (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH OPINION, INFORMATION, PROJECTION, OR ADVICE)) THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE BUYERS OR THEIR RESPECTIVE REPRESENTATIVES BY ANY OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE SELLER OR ANY AFFILIATE THEREOF, INCLUDING ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYERS IN ANY “DATA ROOM.” EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR THE OTHER TRANSACTION DOCUMENTS, THE SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE

BUSINESS OR THE SUBJECT ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) WITH RESPECT TO VEX OR THE SUBJECT ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO REPRESENTATION OR WARRANTY TO THE BUYERS REGARDING THE LIKELIHOOD OF SUCCESS OR PROFITABILITY OF THE BUSINESS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NOTHING IN THIS SECTION 3.26 OR OTHERWISE IN THIS AGREEMENT SHALL RESTRICT ANY PARTY FROM ASSERTING A CLAIM FOR FRAUD.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers hereby jointly and severally represent and warrant to the Seller that:

4.1    Organization and Existence.

(a)Each Buyer is an entity duly organized, validly existing and in good standing under the Laws of the State of Texas.

(b)Each Buyer is duly qualified to transact business and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify might reasonably be expected to have a material and adverse effect on the Buyers (taken as a whole).

4.2    Authority and Approval; Enforceability. Each Buyer has the corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, and such Buyer has requisite power and authority to execute and deliver any other Transaction Document to which it is a party, to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the Transactions. The execution and delivery by such Buyer of this Agreement and the execution and delivery by such Buyer of any Transaction Document to which it is a party, the performance by such Buyer of all the terms and conditions hereof and thereof to be performed by it and the consummation of the Transactions have been duly authorized and approved by all requisite corporate or limited liability company, as applicable, action of such Buyer. Each of this Agreement and any other Transaction Document to which such Buyer is a party constitutes, upon execution and delivery by each of the parties thereto, the valid and binding obligation of such Buyer enforceable against such Buyer in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

4.3    No Conflict. Other than as set forth on Schedule 4.3, the execution by each Buyer of this Agreement and the other Transaction Documents to which such Buyer is a party do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the Transactions will not:

(a)conflict with any of the provisions of the Organizational Documents of such Buyer;

(b)materially conflict with any provision of any Law or Order applicable to such Buyer;

(c)materially conflict with, result in a material breach of, constitute a material default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which such Buyer is a party or by which any of them is bound; or

(d)result in the revocation, cancellation, suspension or material modification of any Governmental Approval possessed by such Buyer that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted by such Buyer in all material respects.

4.4    Brokerage Arrangements. No Buyer has entered, directly or indirectly, into any Contract with any Person that would obligate the Seller or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the Transactions contemplated hereby.

4.5    Investment. The Equity Buyer is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Each Buyer is familiar with investments of the nature of the Membership Interests and the Assets, as applicable, understands that this investment involves substantial risks, has investigated the Seller, VEX, the Membership Interests and the Subject Assets, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Membership Interests and the Subject Assets and is able to bear the economic risks of such investment. Each Buyer has had the opportunity to visit with the Seller and meet with its officers and other Representatives to discuss the business, assets, liabilities, financial condition, and operations of VEX, and has made its own independent examination, investigation, analysis and evaluation of VEX, the Membership Interests and the Subject Assets, including its own estimate of the value of the Membership Interests. Each Buyer has undertaken such due diligence (including review of the properties, liabilities, books, records and contracts of VEX or included in the Subject Assets) as such Buyer deems adequate. The Equity Buyer acknowledges that the Membership Interests have not been registered under applicable federal and state securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws. The Equity Buyer is acquiring the Membership Interests for its own account and not with a view toward or for offer or sale in connection with any distribution thereof, or with any present intention of distributing or selling the Membership Interests in violation of federal or state securities Laws. Nothing in this Section 4.5 shall limit, waive or otherwise affect the enforceability of the representations, warranties, covenants and agreements of Seller set forth in this Agreement.

4.6    No Other Representations or Warranties. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE OTHER TRANSACTION DOCUMENTS, NO BUYER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE TRANSACTIONS, AND EACH BUYER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT THERETO. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NOTHING IN THIS SECTION 4.6 OR OTHERWISE IN THIS AGREEMENT SHALL RESTRICT ANY PARTY FROM ASSERTING A CLAIM FOR FRAUD.

ARTICLE V
COVENANTS

5.1    Post-Closing Receivables, Payments and Communications. After the Closing, should Seller or any of its Affiliates receive any payments attributable to the Accounts Receivable or the operations of the Business, and such payment or Account Receivable is not an Excluded Asset, then Seller shall or shall cause its applicable Affiliate to, within thirty (30) days of receipt of such payments, forward such payments to the Equity Buyer (on behalf of the Buyers). After the Closing, if any demand is made on Seller or any of its Affiliates to pay any invoice or other Account Payable incurred in connection with the operation of the Business, and such invoice or Accounts Payable is not an Excluded Liability, then Seller will promptly, but in any event within ten (10) Business Days, notify the Equity Buyer and the Equity Buyer (on behalf of the Buyers) shall be responsible for the same. The Seller will promptly forward to Equity Buyer any mail or other communications received by the Seller or its Affiliates relating to the Business, the Subject Assets or the Assumed Liabilities. The Buyers will promptly forward to the Seller any mail or other communications received by the Buyers relating to the Excluded Assets or the Excluded Liabilities.

5.2    Further Assurances.

(a)On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the Transactions, including (i) the execution of any additional assignment or similar documents or instruments of transfer of any kind, and (ii) the taking of all such other actions as a Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the Transactions. Without limiting the foregoing, the Seller hereby agrees that, to the extent any material adverse claim against title challenges Asset Buyer’s or VEX’s (or their respective successors’ or permitted assigns’) good, valid and indefeasible title in fee to any Fee Owned Real Property and such claim arises or relates to Seller’s period of ownership of VEX prior to the Closing Date, Seller shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with Asset Buyer or VEX (or their respective successors or permitted assigns) at Asset Buyer’s or VEX’s, as applicable, sole cost and expense, in its defense of such material adverse claim. This Section 5.2(a) shall survive indefinitely without limitation as to time.

(b)On and after the Closing Date, the Parties shall use their commercially reasonable efforts to cooperate with each other to secure all necessary Consents, Permits, approvals, authorizations, exemptions and waivers from third parties (including Consents and assignments under those agreements listed on Schedule 3.3 and Schedule 3.4(a), and the transfer and/or re-issuance of Permits, if necessary) as shall be required in order to enable the Parties to effect the Transactions and for the Buyers to continue the conduct of the Business by Buyers and VEX in compliance with applicable Laws (but in no event shall any Party be required to pay any amounts in connection therewith).

5.3    Tax Covenants.

(a)The Parties agree that the Seller shall be responsible and bear the Liability for (i) any Taxes imposed on or incurred by or with respect to VEX, the operation of the Business or the ownership or operation of the Membership Interests and the Subject Assets for any taxable period or portion thereof ending on or prior to the Closing Date, (ii) all Taxes of any member of an affiliated group, consolidated, combined or unitary group of which VEX is or was a member on or prior to the Closing Date, (iii) any and all Taxes of any person (other than VEX) imposed on VEX, the Subject Assets or the Business as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) 50% of any and all Transaction Taxes, and (v) except as provided in Section 5.3(a)(iv), any Taxes of Seller (collectively, the “Seller Taxes”). Except in relation to any claims for indemnity for any breach or any inaccuracy of representation or warranty in Section 3.11, the Parties further agree that the Buyers shall be responsible and bear the Liability for (1) any Taxes imposed on or incurred by or with respect to VEX, the operation of the Business or the ownership or operation of the Membership Interests and the Subject Assets for any taxable period or portion thereof beginning after the Closing Date, (2) all Taxes of any member of an affiliated group, consolidated, combined or unitary group of which VEX is a member after the Closing Date, (3) any and all Taxes of any person (other than VEX) imposed on VEX, the Subject Assets or the Business as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring after the Closing, and (4) 50% of any and all Transaction Taxes.

(b)The Parties agree that whenever it is necessary for purposes of this Section 5.3 to determine the amount of any Taxes for a taxable period beginning before and ending after the Closing Date (a “Straddle Period”) that is allocable to the portion of the Straddle Period ending on or before the Closing Date, the determination shall be made, in the case of property or ad valorem or franchise Taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by prorating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such portion of the Straddle Period ending on or prior to the Closing Date constitutes a separate taxable period and by taking into account the actual taxable events occurring during such period.

(c)With respect to any Tax Return that is required to be filed after the Closing Date with respect to VEX attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, or with respect to the Business or the Subject Assets attributable to a Straddle Period (in either case, excluding any Tax Return that is filed on a consolidated, combined, or unitary basis with EMO or any of its Affiliates other than VEX), the Buyers shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to the Seller, and cause such Tax Return to be filed timely with the appropriate Tax Authority. The Buyers shall be responsible for the timely payment of all Taxes due from VEX with respect to the period covered by such Tax Return, but Seller shall promptly pay the Equity Buyer (on behalf of the Buyers) after the filing of such Tax Returns the Seller Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date as otherwise provided in this Agreement.

(d)The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, (i) to accomplish the apportionment of income described pursuant to this Section 5.3, and (ii) in connection with any audit, litigation or other Proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyers and the Seller will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the later of seven (7) years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Buyers and the Seller each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions contemplated by this Agreement.

(e)The final Adjusted Purchase Price (plus the Assumed Liabilities and any other liabilities assumed by the Buyers or retained by VEX after the Closing) shall be allocated among the Subject Assets for U.S. federal and applicable state and local income Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within sixty (60) days of the final determination of Adjusted Purchase Price, as finally determined pursuant to Section 2.3 and Section 2.4, EMO shall deliver to the Equity Buyer (on behalf of the Buyers) a schedule allocating the final Adjusted Purchase Price and the applicable liabilities among the Subject Assets (the “Purchase Price Allocation Schedule”). If, within thirty (30) days of receiving the Purchase Price Allocation Schedule, the Equity Buyer (on behalf of the Buyers) has not delivered a written notice of objection to EMO, the Purchase Price Allocation Schedule shall be final and binding on the Parties. The Seller and the Buyers shall file all applicable Tax Returns (including IRS Form 8594) in a manner consistent with the Purchase Price Allocation Schedule as finalized under this Section 5.3(e), and neither the Seller nor the Buyers shall take any position inconsistent with such allocation on any Tax Return, audit, examination, investigation or similar Proceeding, unless required to do so by Law. Notwithstanding the preceding sentence, if the Equity Buyer (on behalf of the Buyers) objects in writing to the Purchase Price Allocation Schedule within thirty (30) days of receiving such Purchase Price Allocation Schedule, the Seller and the Equity Buyer (on behalf of the Buyers) shall cooperate in good faith to resolve their differences; provided, that if, after thirty (30) days from the date that the Equity Buyer provided its written objections, the Seller and the Equity Buyer (on behalf of the Buyers) are unable to resolve their differences and mutually agree on an allocation, each Party shall be permitted to take an independent position with respect to the Purchase Price allocation on its applicable Tax Returns (including IRS Form 8594) or in connection with any audit, examination, investigation or similar Proceeding related thereto.

(f)All tax-sharing agreements or similar agreements with respect to or involving VEX, the Business or the Subject Assets shall be terminated as of the Closing Date and, after the Closing Date, none of VEX, Seller or any other Party shall be bound thereby or have any liability thereunder.

(g)In the event of a conflict between the provisions of this Section 5.3 and any other provision of this Agreement, this Section 5.3 shall control.

5.4    Non-Assignable Assets.

(a)If and to the extent that the valid, complete and perfected transfer or assignment of any Subject Asset (including any Contract) as part of the sale of the Membership Interests and the Assets would be a violation of applicable Law, would cause the termination of a real property interest under the express terms thereof, or require any Consent that has not been obtained or made by the Closing, then Seller shall cause the transfer of the Subject Asset (or portion thereof) or applicable Contract unaffected by such Law or un-obtained Consent to the applicable Buyer unless the Parties shall otherwise mutually determine, and the assignment or transfer of the Subject Asset or Contract affected by such Law or un-obtained Consent shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents have been obtained or made. In the event that any such legal impediment is removed or such Consent that was not obtained prior to Closing is obtained following the Closing Date, then, no later than the tenth (10th) Business Day after such legal impediment is removed or such Consent is obtained, the Seller shall assign such Subject Asset or Contract that was so excluded as a result of such previous legal impediment or previously un-obtained Consent to the applicable Buyer on the same terms and conditions set forth in this Agreement.

(b)If any transfer or assignment of any Subject Asset intended to be transferred or assigned hereunder, as the case may be, is not consummated on or prior to the Closing, whether as a result of the provisions of Section 5.4(a) or for any other reason, then, insofar as reasonably possible, the Seller shall thereafter hold such Subject Asset for the use, benefit and/or burden of the applicable Buyer (at the expense of Seller and for the account of the applicable Buyer) until such time as such transfer or assignment can be completed. In addition, Seller shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Subject Asset in the Ordinary Course of Business and take such other actions as may be reasonably requested by Buyers in order to place the applicable Buyer in a substantially similar position as if such Subject Asset had been transferred or assigned at the Closing and so that all the benefits and burdens relating to such Subject Asset, including use, risk of loss, potential for gain and dominion, control and command over such Subject Asset, as the case may be, shall inure from and after the Effective Time to the applicable Buyer; provided, however, that, subject to the Transition Services Agreement, neither Seller nor its Affiliates shall be required to incur any out-of-pocket costs or expenses in conjunction with this Section 5.4(b).

5.5    Transferring Employees and Benefits.

(a)Equity Buyer may, but is under no obligation to, extend written offers of “at will” employment to one or more Business Employees, as determined in Equity Buyer’s sole discretion (“Employment Offers”); provided, however, that Equity Buyer must contemporaneously provide Seller with a list of those Business Employees to whom Equity Buyer made Employment Offers. Each such Employment Offer that is accepted by any such Business Employee shall become effective immediately following the Effective Time. Each Employment Offer shall be for a position that has duties that are materially consistent with the position held by such Business Employee immediately prior to the Effective Time, and will be made on terms and conditions sufficient to avoid statutory, contractual, common law or other severance obligations. Each Business Employee who accepts an Employment Offer and satisfies Equity Buyer’s pre-employment hiring practices and procedures shall be referred to as a “Transferring Employee”. The Seller and its Affiliates shall use commercially reasonable efforts to make the Business Employees available to Equity Buyer for purposes of, and otherwise cooperate with, Equity Buyer’s efforts to extend the Employment Offers. Effective as of immediately before the Effective Time, the Seller shall, or shall cause its Affiliates to, terminate the employment of each Transferring Employee, as identified by Equity Buyer on Schedule 5.5(a), and pay each such Transferring Employee for any vacation days, sick leave or paid time off accrued under the plans or programs of the Seller or its Affiliates, as applicable, prior to the Effective Time and that remains unused as of the Effective Time.

(b)The Equity Buyer shall, or shall cause its Affiliates to, provide to each Transferring Employee a base salary or hourly base wage, employee group health insurance and other employee benefit plans and arrangements that are substantially comparable in the aggregate to those provided to similarly situated employees at the Equity Buyer or its Affiliates as in effect on the Closing Date (“Buyer Plans”).

(c)Each Transferring Employee shall, effective as of the Effective Time, cease to be employed by the Seller and its Affiliates and shall cease all active participation in and accrual of benefits under all compensatory and benefit plans, programs and Benefit Plans, as defined below, of the Seller, Seller ERISA Affiliates, or their Affiliates, except as provided under the plan or agreement governing the applicable benefit.

(d)EMO shall, or shall cause its Affiliates to, bear any costs related to, and indemnify and hold harmless the Buyer Indemnitees from and against, any claims made by any Business Employee for any statutory, contractual or common law severance or separation benefits, payment for any vacation days, sick leave, or paid time off accrued under the plans or programs of the Seller or its Affiliates prior to the Effective Time, if any, and other legally mandated payment obligations (including the employer portion of any employment Taxes, together with any compensation payable during any mandatory termination notice period related thereto, including under the Worker’s Adjustment Retraining Notification Act or similar state Law) (collectively, the “Separation Benefits”), in each case, arising out of or in connection with the termination of any Business Employee’s employment with Seller or its Affiliates, as applicable, if such Business Employee does not become a Transferring Employee.

(e)The Equity Buyer and its Affiliates agree that from and after the Closing Date, the Transferring Employees shall be credited with their length of service with the Seller and its Affiliates for purposes of vesting, eligibility and level of benefits under any Equity Buyer employee pension plan that is a Code Section 401(k) plan in which the Transferring Employees participate from and after the Closing Date.

(f)In the event that a Transferring Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code to roll over his or her account balance in a tax qualified defined contribution plan sponsored by the Seller or its Affiliates to a tax-qualified defined contribution plan sponsored by the Equity Buyer or its Affiliates in which such Transferring Employee is eligible to participate, the Equity Buyer agrees, or shall cause its Affiliates to agree, to take commercially reasonable steps to cause such tax-qualified defined contribution plan to accept such rollover in cash, but only to the extent permitted by applicable Law and the terms of such Buyer Plan.

(g)To the extent that any Transferring Employee becomes covered under a group health plan of the Equity Buyer or its Affiliates, any restrictions on coverage for pre-existing conditions requirements for evidence of insurability or eligibility waiting periods under such plans will be waived for such Transferring Employee to the extent such waiver is permitted under the applicable plan. The Equity Buyer or its Affiliates shall use commercially reasonable efforts to provide that each Transferring Employee who becomes covered under a group health plan (including a “group health plan” as defined in Section 5000(b)(1) of the Code) of the Equity Buyer or its Affiliates shall receive credit for those sums paid in the current year under the corresponding plan of the Seller or its Affiliates, as deductibles, coinsurance and co-payments, towards any deductible and/or out-of-pocket maximum that may apply under such plan of the Equity Buyer or its Affiliates; provided, however, that, no later than thirty (30) days following the Closing, Seller will provide a report to Equity Buyer that provides each Transferring Employee’s co-payments, deductibles and out-of-pocket expenses paid under the Seller’s major medical group health plan through the Closing Date.

(h)The Equity Buyer and its Affiliates shall not, as a result of the Transactions contemplated hereby, (i) have any obligation to hire any individual who is not a Transferring Employee, or (ii) assume or have any Liability with respect to and prior to, on or after the Effective Time, any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) of the Seller, Seller’s ERISA Affiliates or their Affiliates, or any other personnel policy, equity-based plan (including, but not limited to, stock option plans, stock purchase plans, stock appreciation rights and phantom stock plans), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangements, change in control policies or agreements, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Seller, Seller’s ERISA Affiliates or their Affiliates, including any Transferring Employee or for which Seller, Seller’s ERISA Affiliates or any of their Affiliates has or could have any Liability, direct or indirect (“Benefit Plans”), and the Parties shall take all necessary actions to ensure that none of the foregoing shall otherwise occur.

(i)The Equity Buyer shall be responsible for, and shall indemnify, defend and hold harmless the Seller or any of its Affiliates from and against, all employment related Liabilities, Claims, or Damages arising out of or relating to (i) any discrimination allegations stemming from the Equity Buyer’s or any of its Affiliate’s selection for employment of, or failure to hire, any Transferring Employee; (ii) any breach by the Equity Buyer or any of its Affiliates of this Section 5.5; (iii) any Transferring Employee, to the extent such Liabilities, Claims or Damages arise as a result of an event or events that occur after the Effective Time (except as otherwise provided in Section 5.5(d)); or (iv) any Assumed Liabilities.

(j)The Seller and/or its Affiliates shall be solely responsible for, and shall indemnify and hold the Buyers and their respective Affiliates harmless from and against, all employment related Liabilities, Claims or Damages arising with respect to (i) the Transferring Employees, to the extent such Liabilities, Claims, or Damages arise from or relate to acts or omissions of the Seller or its Affiliates occurring as of or prior to the Effective Time; (ii) any Business Employee who does not become a Transferring Employee; and (iii) any breach by the Seller or its Affiliates of this Section 5.5.

(k)The provisions of this Section 5.5 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 5.5, express or implied, shall confer upon any employee of the Seller, the Equity Buyer, or any of their respective Affiliates, or any legal Representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.5, express or implied, shall be (i) deemed an amendment of any plan providing benefits to any employee of the Seller, the Equity Buyer, or any of their respective Affiliates, or (ii) construed to prevent the Equity Buyer or its Affiliates from terminating or modifying to any extent or in any respect any benefit plan that they may establish or maintain.

5.6    Confidentiality.

(a)From and after the Closing Date, Seller shall (and shall cause each of its Affiliates and Representatives to) maintain in strict confidence all documents, materials and other information related to VEX, the Business and the Subject Assets, including the books and records of VEX or pertaining to any Subject Asset, Liability, employee, customer or supplier of VEX or with respect to the Business (the “Confidential Information”); provided, however, that Confidential Information shall not include (i) any documents, materials and other information which have become generally known or available within the industry or the public other than as a result of Seller’s violation (or its Affiliates’ or Representatives’ violation as though they were parties hereto) of this Section 5.6(a), or (ii) any documents, materials and other information which is lawfully acquired by Seller or any of its Affiliates or Representatives from and after the Closing Date from sources which, to the receiving party’s knowledge after due inquiry, are not prohibited from disclosing such documents, materials, or information by a legal, contractual or fiduciary obligation to the Buyers or their respective Affiliates (including VEX) or otherwise. Notwithstanding the foregoing, (x) Seller and its Affiliates may disclose and use Confidential Information as necessary to enforce this Agreement or any Transaction Document or perform any obligation under this Agreement or any Transaction Document, and (y) Seller and its Affiliates may furnish such portion (and only such portion) of the Confidential Information as may be necessary in connection with the filing of Tax Returns or claims for refund or in defending, prosecuting of otherwise conducting any examination, audit or administrative or judicial proceeding regarding any Tax Return or Taxes. In the event that Seller or any of its Affiliates or Representatives are required by applicable Law to disclose any of the Confidential Information, to the extent permitted by applicable Law, Seller shall provide the Buyers with written notice as promptly as practicable prior to such disclosure so that the applicable Buyer may, at its cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the applicable Buyer, Seller or its Affiliate or Representative is nonetheless required to disclose any of the Confidential Information, Seller or such Affiliate or Representative may disclose only that portion of the Confidential Information which is required by applicable Law to be disclosed; provided, however, that Seller shall use, and shall cause such Affiliate or Representative to use, reasonable efforts to cooperate with the applicable Buyer in its efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. Seller shall not, and shall cause its Affiliates and Representatives not to, oppose any action by the applicable Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(b)Subject to Section 8.4, from and after the Closing, each Party shall maintain in strict confidence the terms and provisions of this Agreement and the Transaction Documents; provided, however, each Party may disclose, on a confidential basis, this Agreement and the Transaction Documents to its Affiliates and Representatives and to any current or prospective investors, joint venture partners, lenders, co-investors, and other financing sources, so long as each Party disclosing the Agreement or the Transaction Document to such third party in accordance with the provisions above shall notify such third party of the confidential nature of the materials disclosed and use commercially reasonable efforts to ensure that such third parties to whom this Agreement or the Transaction Documents are disclosed keep such information confidential and do not disclose or divulge the information to any unauthorized Person in accordance with the terms of this Agreement. Notwithstanding the foregoing, each Party shall be permitted to inform Governmental Authorities and counterparties to contracts under which such Party or its Affiliates is a party, in each case, that the Transactions have been consummated and that change of ownership of VEX and the Subject Assets has occurred, but only to the extent reasonably necessary in connection with the conduct of such Party’s business and without providing the terms of this Agreement or the Transaction; provided, that, nothing herein shall restrict the Parties from making any real property filings to perfect or evidence the ownership of the Subject Assets by the Buyers or VEX, as applicable, or from filing any Lien releases with respect to the Subject Assets.

(c)Equity Buyer and EMO hereby terminate the Non-Disclosure and Confidentiality Agreement by and between EMO and the Equity Buyer dated as of May 27, 2020, and such agreement shall be of no further force or effect, and there shall be no obligations or Claims arising thereunder.

5.7    Seller’s Marks. The Buyers shall obtain no right, title, interest, license or any other right whatsoever to use the term “ENLINK” or any trademarks, service marks, slogans or logos containing or comprising the foregoing, or any trademark, service mark, slogan or logo confusingly similar thereto or dilutive thereof (collectively, the “Seller’s Marks”). From and after the Closing, each Buyer agrees (on behalf of itself and its Affiliates) that it shall within sixty (60) days following the Closing, (a) cease using the Seller’s Marks in any manner, directly or indirectly, and (b) remove, strike over or otherwise obliterate all Seller’s Marks from all of the Subject Assets and all other materials owned, possessed or used by such Buyer or its Affiliates. The Parties agree, because Damages may be an inadequate remedy for a breach of this Section 5.7, the Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at Law or in equity. This covenant shall survive indefinitely without limitation as to time.

5.8    Record Retention.

(a)Each Buyer shall (i) until the seventh anniversary of the Closing Date keep a copy of all books and records with respect to the Business prior to the Closing Date in such Buyer’s possession or control; and (ii) until the second anniversary of the Closing Date, subject to Section 5.6(a), provide the Seller, its Affiliates and its Representatives with reasonable access to such books and records during normal business hours for review and copying at Seller’s expense as they may reasonably require to defend any claim under this Agreement or in connection with any Excluded Liability.

(b)EMO shall cause all books and records (including data) related to VEX, the Business, or the Subject Assets (including all documents evidencing title to the Subject Assets) in its or its Affiliates’ or any of their respective Representatives’ possession, to be delivered to the Buyers as promptly as possible, but in any event no later than fifteen (15) Business Days following the Closing Date. Seller agrees to promptly cooperate with requests of Buyers to identify and deliver electronic mail correspondence related to specific matters pertaining to VEX, the Business, or the Subject Assets.

5.9    Insurance. Each Buyer hereby acknowledges that from and after the Closing Date, such Buyer shall be responsible for obtaining and maintaining insurance covering the Subject Assets from and after the Closing Date, and the Seller shall not be responsible for the maintenance of any insurance policy relating to the Subject Assets; provided, that in the event that, after the Closing, Seller or any of its Affiliates or Representatives receives insurance proceeds with respect to claims related to VEX, the Subject Assets or the Business, Seller shall pay or cause to be paid to the applicable Buyer, no later than ten (10) Business Days following receipt of such proceeds, an amount equal to such insurance proceeds, less Seller’s out-of-pocket costs and expenses reasonably incurred in connection with obtaining such insurance proceeds.

5.10    Bonds, Letters of Credit and Guarantees. Following the Closing Date, the Buyers shall obtain replacements for the bonds, letters of credit and guarantees (other than the Parent Guarantee) set forth on Schedule 3.21, to the extent such replacements are necessary for the Buyers’ ownership of VEX or the Subject Assets or to permit the cancellation (if applicable) of such bonds, letters of credit and guarantees with respect to VEX or the Subject Assets, and shall use commercially reasonable efforts to cause the Seller to be released of any liabilities arising under any such bonds, letters of credit and guarantees (in a form reasonably satisfactory to Seller) other than the Parent Guarantee, as soon as reasonably practicable following the Closing.

5.11    SEC Reports. After the Closing, Seller shall provide the Buyers or their regularly retained accounting firm (the “Buyers’ Accountant”), as requested but at no cost to Seller, such information as is reasonably necessary in order for the Buyers or any of their respective Affiliates to comply with its reporting and disclosure obligations under the rules and regulations of the SEC, including but not limited to Regulation S-X and Form 8-K (the “Form 8-K Financial Information”), in connection with the Buyers’ or any of their respective Affiliates’ preparation of a Current Report on Form 8-K, if any, and any amendments thereto, in connection with the Closing (the “Form 8-K”).

5.12    Non-Competition; Non-Solicitation.

(a)For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in a Competitive Business within the Competitive Area; (ii) solicit on behalf of any Competitive Business the business of any Person who is a customer of the Business, VEX or, with respect to the Subject Assets, Buyers; or (iii) cause, induce or encourage any customer or supplier of the Business, VEX or, with respect to the Subject Assets, Buyers (including any such existing customer or supplier or any Person that becomes a customer of the Business, VEX or, with respect to the Subject Assets, Buyers after the Closing), or any other Person who has a material business relationship with VEX or Buyers with respect to the Assets, to cease doing business, terminate such Person’s relationship, or otherwise modify in a manner adverse to VEX, the Assets and/or Buyers such Person’s relationship with VEX or, with respect to the Assets after the Closing, Buyers, as applicable. Notwithstanding the foregoing, Seller and its Affiliates shall be permitted during the Restricted Period to (1) perform any services required by the Transition Services Agreement, (2) own, solely as an investment, securities of an issuer engaged in a Competitive Business if Seller or such Affiliate, as applicable, does not, directly or indirectly, beneficially own more than five percent (5%), in the aggregate, of such securities and Seller or such Affiliate, as applicable, does not have any active participation in such entity, or (3) make a direct or indirect acquisition or investment in a Person, or otherwise engage in a transaction with a Person, engaging in a Competitive Business if the total revenue during the twelve-month period immediately preceding the closing date of such acquisition, investment, transaction or engagement generated by the assets used for the Competitive Business constitutes no more than twenty percent (20%) of the total revenue during such twelve-month period generated by all of the assets of such Person, as reflected on the financial statements of such Person prepared in accordance with the past practices of such Person.

(b)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) hire or solicit for employment or engagement any Transferring Employee or other Person that is, at the time of determination, employed or engaged as a consultant by VEX or Buyers (each, a “Restricted Person”); or (ii) cause, induce or attempt to cause or induce any such Restricted Person to terminate his or her employment relationship or engagement with VEX or Buyers; provided, however, that nothing in this Section 5.12(b) shall prevent Seller or its Affiliates from hiring any Restricted Person (1) whose employment relationship or engagement otherwise is terminated by VEX or Buyers, as applicable, (2) who voluntarily terminates his or her employment relationship or engagement with VEX or Buyers, as applicable, but only after 180 days elapses from the effective date of any such voluntary termination (it being understood that this proviso shall be subject to any restrictive covenant obligations pursuant to an agreement between VEX or a Buyer, as applicable, and such employee or consultant), or (3) who responds to any solicitation made to the public or industry generally and not targeted at Restricted Persons.

(c)Seller acknowledges that a breach or threatened breach of this Section 5.12 would give rise to irreparable harm to Buyers and VEX, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)Seller acknowledges that the restrictions contained in this Section 5.12 are reasonable and necessary to protect the legitimate interests of Buyers and VEX and constitute a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.12 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by Law. The covenants contained in this Section 5.12 and each provision hereof is severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.13    Parent Guarantee. Parent hereby irrevocably, absolutely, fully and unconditionally guarantees (the “Parent Guarantee”) to the Buyers and their respective successors and permitted assigns the prompt and complete payment when and as due of all payment obligations of the Seller hereunder or under the Transaction Documents (the “Guaranteed Obligations”). Notwithstanding anything to the contrary herein, the liability of Parent under this Parent Guarantee, and Buyers’ right of recovery under this Parent Guarantee, is limited to a total aggregate amount equal to the Cap, which shall be inclusive of any reasonable expenses of the Buyers of endeavoring to collect such amount or any part thereof and of enforcing this Parent Guarantee (including reasonable attorney fees and court costs); provided, however, that such expenses shall be payable by Parent only to the extent that a Buyer is successful in enforcing payment of the applicable Guaranteed Obligation under this Parent Guarantee. This Parent Guarantee shall expire on the date that is fifteen (15) months after the Closing Date, and Parent will not be liable hereunder for the Guaranteed Obligations created, incurred, contracted, or assumed after such date; provided, however, that such expiration shall not affect, in any manner, rights arising under (i) this Parent Guarantee with respect to Guaranteed Obligations that have been created, incurred, or assumed prior to the applicable termination date or (ii) the obligations of the Seller or its Affiliates under this Agreement or the Transaction Documents; provided, further, however, that this Parent Guarantee shall not expire with respect to any claim for indemnification under this Agreement that was delivered to the Seller on or prior to the date that is fifteen (15) months after the Closing Date, and such claim (and the Parent’s Liability hereunder with regard thereto) shall survive until such claim is finally resolved. In the event of a default or failure by the Seller to make payment of the Guaranteed Obligations when due under this Agreement or the Transaction Documents (after any grace period therefor set forth in this Agreement or the Transaction Documents), Buyers may, at any time thereafter, submit written notice to Parent describing in reasonable detail the default or failure on the part of the Seller. Upon receipt of written notice of the default or failure, for a period of ten (10) days, Parent will have the option of curing any default or failure by the Seller that is curable. If the default or failure by the Seller has not been cured by the end of such ten (10) day period, Parent shall immediately make the payment due under this Parent Guarantee to the applicable Buyer by wire transfer of immediately available funds to the account specified by such Buyer. Parent agrees that the Parent Guarantee is a primary obligation of Parent and that the Buyers may enforce the Parent Guarantee in accordance with the terms of this Section 5.13 without the necessity at any time of resorting to or exhausting any other rights, remedies, security or collateral, by law or otherwise and Parent WAIVES any right to require that any action be brought against the Seller, or that Buyers be required to enforce, attempt to enforce or exhaust any such rights or remedies against the Seller. This is a guarantee of payment when and as due and not merely of collection. Parent agrees that this Parent Guarantee shall not be discharged except by the complete and irrevocable performance of all Guaranteed Obligations up to the Cap. Parent hereby expressly waives presentment, protest, and notice of protest or dishonor of any of the Guaranteed Obligations hereby guaranteed, except as specifically provided for herein. Without limiting Parent’s own defenses and rights hereunder, Parent reserves to itself all rights, setoffs, counterclaims and other defenses that the Seller may have to payment of all or any portion of the Guaranteed Obligations except any legal or equitable discharge or defense arising from bankruptcy, insolvency, dissolution or liquidation of the Seller or Parent. Upon payment of all of the Guaranteed Obligations owing to the Buyers or payment up to the Cap, Parent shall be subrogated to the rights of Buyers against the Seller, and the Buyers agree to take, at Parent’s sole cost and expense (which shall be disregarded for purposes of the Cap), such reasonable steps as Parent may reasonably request to implement such subrogation.

ARTICLE VI
CLOSING

6.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Seller and the Equity Buyer, the closing (the “Closing”) of the Transactions will be held via electronic exchange of documents and funds on the date hereof. Upon the occurrence of the Closing, the time and date that the Transactions become effective shall be the Effective Time. The date on which the Closing occurs is referred to as the “Closing Date.”

6.2    Deliveries by the Seller. At the Closing, the Seller will deliver (or cause to be delivered) to Buyers the following:

(a)a counterpart to the Assignment of Membership Interests, duly executed by EMO;

(b)a counterpart to the Asset Assignment, duly executed by the Seller;

(c)a Deed for each of the Fee Owned Real Property held by EMO, duly executed by EMO;

(d)a counterpart to the Transition Services Agreement, duly executed by EMO;

(e)an executed FIRPTA Certificate;

(f)fully executed resignation letters of each of the directors, managers and officers of VEX in form and substance reasonably acceptable to Buyers;

(g)the Consents set forth on Schedule 6.2(g);

(h)a counterpart to the Lease Assignment, duly executed by EMO;

(i)a certificate from Seller and VEX executed by an officer of Seller or VEX (as applicable) certifying that attached to such certificate are true and correct copies of (i) Seller’s or VEX’s Organizational Documents (as applicable) and (ii) the resolutions adopted by equityholders and the applicable governing body of Seller or VEX (as applicable), authorizing the execution of this Agreement and/or each other Transaction Document to which Seller or VEX (as applicable) is a party and the taking of any and all actions deemed necessary or advisable to consummate and perform the Transactions, and that such resolutions are in full force and effect and have not been modified, amended or superseded as of the Closing;

(j)a completed Texas Statement of Occasional Sale (Form 01-917), duly executed by EMO;

(k)a counterpart to the Promissory Note, duly executed by EMO;

(l)a counterpart to each Security Instrument to which EMO is a party, duly executed by EMO;

(m)a counterpart to each of the Guaranty Agreements, duly executed by EMO;

(n)a counterpart to each other Promissory Note Document to which EMO is a party, duly executed by EMO;

(o)a counterpart of the Easement Assignment, duly executed by EMO;

(p)a counterpart to the Consent to Assignment, duly executed by EMO; and

(q)such other documents, certificates and other instruments as may be reasonably requested by the Buyers prior to the Closing to carry out the intent and purposes of this Agreement.

6.3.    Deliveries by the Buyers. At the Closing, the Buyers will deliver (or cause to be delivered) to EMO the following:

(a)the Cash Purchase Price, as adjusted in accordance with Section 2.3(a), by wire transfer of immediately available funds to an account specified in advance by the Seller;

(b)a counterpart to the Assignment of Membership Interests, duly executed by the Equity Buyer;

(c)a counterpart to the Asset Assignment, duly executed by the Asset Buyer;

(d)a counterpart to the Transition Services Agreement, duly executed by VEX and Asset Buyer;

(e)a counterpart to the Lease Assignment, duly executed by the Asset Buyer;

(f)a certificate from each Buyer executed by an officer of such Buyer certifying that attached to such certificate are true and correct copies of (i) such Buyer’s Organizational Documents (as applicable) and (ii) the resolutions adopted by board of directors of Equity Buyer, authorizing the execution of this Agreement and/or each other Transaction Document to which each Buyer is a party and the taking of any and all actions deemed necessary or advisable to consummate and perform the Transactions, and that such resolutions are in full force and effect and have not been modified, amended or superseded as of the Closing;

(g)the Promissory Note, duly executed by the Equity Buyer;

(h)a counterpart to each Security Instrument, duly executed by each party thereto (other than EMO);

(i)each other Promissory Note Document, duly executed by each party thereto (other than EMO);

(j)a counterpart of the Easement Assignment, duly executed by Asset Buyer;

(k)a counterpart to the Consent to Assignment, duly executed by Asset Buyer; and

(l)such other documents, certificates and other instruments as may be reasonably requested by the Seller prior to the Closing to carry out the intent and purposes of this Agreement.

ARTICLE VII
INDEMNIFICATION; RELEASE

7.1    Indemnification of the Seller. From and after the Effective Time, subject to the other provisions of this Article VII, the Buyers shall, jointly and severally, indemnify and hold the Seller, the Seller’s Affiliates and its directors, officers, managers, employees, agents and other Representatives (in their capacities as such) (collectively, the “Seller Indemnitees”) harmless from and against any and all Damages suffered by the Seller Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a)any breach or inaccuracy of a representation or warranty of a Buyer or any of its Affiliates in this Agreement or any Transaction Document (other than the Promissory Note Documents);

(b)any breach of any agreement or covenant in this Agreement or any Transaction Document (other than the Promissory Note Documents) on the part of a Buyer or any of its Affiliates; and

(c)the Assumed Liabilities.

7.2    Indemnification of the Buyers. From and after the Effective Time, subject to the other provisions of this Article VII, Seller shall indemnify and hold the Buyers and the Buyers’ respective Affiliates and each of their respective directors, officers, managers, employees, agents and other Representatives (in their capacities as such) (collectively, the “Buyer Indemnitees”) harmless from and against any and all Damages suffered by the Buyer Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a)any breach of a representation or warranty of Seller or any of its Affiliates in this Agreement or any Transaction Document (other than the Promissory Note Documents); or

(b)any breach of any agreement or covenant in this Agreement or any Transaction Document (other than the Promissory Note Documents) on the part of the Seller or any of its Affiliates; and

(c)any Excluded Liabilities.

7.3    Indemnification Procedures.

(a)Third-Party Claims. If a Party receives notice of the assertion or commencement of any Claim made or brought by any Person who is not a Party to this Agreement, an Affiliate of a Party to this Agreement or any Representative of a Party to this Agreement, acting in such capacity (a “Third-Party Claim”), against an Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (such notice, the “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s rights or defenses are materially and adversely prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, subject to this Section 7.3(a), to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel if the Indemnifying Party delivers written notice of such participation or assumption, within twenty (20) days of the delivery of the Claim Notice. The Indemnified Party shall reasonably cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.3(b), it shall (i) diligently conduct the defense and resolution of such Claim, and (ii) so long as it diligently conducts the defense or resolution, subject to Section 7.3(b), have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend within such twenty (20) day period, or fails to diligently conduct the defense and resolution of the Claim in the commercially reasonable judgment of the Indemnified Party, or if the Indemnified Party’s legal counsel determines in good faith that there are defenses available to the Indemnified Party that are not available to the Indemnifying Party or that a conflict of interest exists between the Indemnified Party and the Indemnifying Party, then the Indemnified Party may pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third-Party Claim. The Seller and the Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.6(a)) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. The Party defending such Third-Party Claim shall keep the other Parties fully informed of the status thereof and any related Proceedings at all stages thereof where such Party is not represented by its own counsel.

(b)Settlement of Third-Party Claims. The Indemnifying Party shall be bound by any final, non-appealable adjudication resulting from such Third-Party Claim or any reasonable compromise or settlement made in good faith effected by the Indemnified Party in accordance with Section 7.3(a) (subject to applicable limitations on indemnification and remedies set forth in this Agreement). Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.3(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party, including all evidence thereof. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.3(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims. Any Claim by an Indemnified Party on account of Damages which do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s rights or defenses are materially and adversely prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall, subject to Section 5.6(a), allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including the right to examine and copy any relevant accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.4    Reimbursements. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) actually received by the Indemnified Party from an unaffiliated third party directly related to the Damages (net of any costs or expenses incurred in pursuing such reimbursements, including the amount of any deductibles paid). In the event any insurance proceeds or other recoveries from third parties are actually paid to and realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification or other payment hereunder in respect of the claim for indemnification to which such insurance Proceedings or third party recoveries relate, appropriate refunds (net of any costs or expenses incurred in pursuing such reimbursements, including the amount of any deductibles paid) shall be made promptly to the Indemnifying Party regarding the amount of such payment.

7.5    Limitations on Indemnification.

(a)To the extent the Buyer Indemnitees are entitled to indemnification for Damages pursuant to Section 7.2(a) (but not including Damages for breaches of Fundamental Representations, representations or warranties in Section 3.11, or Damages based on fraud), the Seller shall not be liable for such Damages unless the aggregate amount of Damages exceeds 1.0% of the unadjusted Purchase Price (the “Deductible”), and then only to the extent of any such excess; provided, however, that no Buyer Indemnitee shall submit a Claim for indemnification to Seller unless the Damages in respect of such Claim (or series of related Claims) exceeds $35,000 (each such Claim (or series of related Claims) with Damages that does not exceed $35,000, a “De Minimis Claim”); provided, further, that Seller shall not be liable for Damages pursuant to Section 7.2(a) (but not including Damages for breaches of Fundamental Representations, representations or warranties in Section 3.11 or Damages based on fraud) that exceed, in the aggregate, 12.5% percent of the Purchase Price (the “Cap”). For the purposes of determining the amount of Damages with respect to any inaccuracy in or breach of any representation or warranty, all references to “material”, “Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty shall be disregarded.

(b)Notwithstanding clause (a) above, to the extent the Buyer Indemnitees or the Seller Indemnitees are entitled to indemnification for Damages for Claims arising from fraud, Section 7.2(b), Section 7.2(c), breaches of the Fundamental Representations or related to or arising from Taxes (including, without limitation, in the case of the Buyer Indemnitees, Damages for Seller Taxes or breaches of the representations or warranties in Section 3.11), the Seller or the Buyers, as the case may be, shall be fully liable for such Damages without regard to the Deductible, the Cap or the limitations in clause (a) above with respect to De Minimis Claims.

(c)The Indemnifying Party shall not be liable under Article VII or otherwise under this Agreement for (i) any speculative, punitive, indirect, special, or exemplary damages (including opportunity costs or damages based upon a multiple of earnings), (ii) any loss of profits arising out of or resulting from an anticipated, expected, projected, or actual increase in profits after the Closing as compared to the historical profits of VEX or of the Business, and (iii) losses that are not, as of the date of this Agreement, the reasonably foreseeable result of (A) an inaccuracy or breach by a Party of any of its representations or warranties under this Agreement or in any Transaction Document or (B) the other matters giving rise to a claim for indemnification under this Agreement, except in each case of clauses (i), (ii) and (iii) above, to the extent such losses or damages are required to be paid to a third party pursuant to a Third-Party Claim. Notwithstanding anything to the contrary in this Section 7.5(c), in no circumstance shall direct damages or damages that are reasonably foreseeable as of the date of this Agreement be prohibited by or excluded under this Section 7.5.

7.6    Survival.

(a)The Liability of Seller for Damages for (i) the breach of any of the representations and warranties of Seller set forth in Article III, other than the Fundamental Representations and the matters set forth in Section 3.11 (Taxes) and Section 3.6 (Environmental Matters), shall be limited to Claims for which a Buyer delivers written notice to Seller on or before the date that is fifteen (15) months after the Closing Date; (ii) Claims related to or arising from Taxes (including, without limitation, Damages for Claims for Seller Taxes and breach of Section 5.3 or breach of the representations or warranties in Section 3.11) shall be limited to Claims for which a Buyer delivers written notice to EMO on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax; (iii) Claims related to or arising from breaches of the representations and warranties in Section 3.6 shall be limited to Claims for which a Buyer delivers written notice to EMO on or before the date that is ninety (90) days after the expiration of the statute of limitations for breach of contract in Texas; and (iv) except as provided in clause (ii) above, Claims related to or arising from the breach of any of the covenants or agreements of the Seller set forth in this Agreement shall be limited to Claims for which a Buyer delivers written notice to Seller on or before the date that is twelve (12) months after the date by which such covenant or agreement is required under this Agreement to have been fully performed, or if no such date is specified, then the Liability of Seller for such Damages shall not be so limited. The Liability of Seller for Claims pursuant to Section 7.2(c), for breach of Fundamental Representations, or based on fraud shall not be limited as to time and shall continue indefinitely.

(b)The Liability of the Buyers for Damages for (i) the breach of any of the representations and warranties of Buyers set forth in Article IV shall be limited to Claims for which the Seller delivers written notice to Buyers on or before the date that is fifteen (15) months after the Closing Date; and (ii) Claims related to or arising from the breach of any of the covenants or agreements of Buyers set forth in this Agreement shall be limited to Claims for which the Seller delivers written notice to Buyers on or before the date that is twelve (12) months after the date by which such covenant or agreement is required under this Agreement to have been fully performed, or if no such date is specified, then the Liability of Buyers for such Damages shall not be so limited.

(c)Notwithstanding Section 7.6(a) and Section 7.6(b), if an Indemnified Party delivers written notice in reasonable detail to the Indemnifying Party of a claim for indemnification under this Article VII on or prior to the applicable expiration date for such claim set forth in Section 7.6(a) or Section 7.6(b) (as applicable), such claim (and the Indemnifying Party’s Liability with regard thereto) shall survive until finally resolved.

7.7    Mutual Release.

(a)Effective as of the Closing, each Buyer, on its own behalf and on behalf of its direct and indirect equity holders, Affiliates (including VEX following the Closing) and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Releasing Person”), hereby absolutely and unconditionally releases and forever discharges the Seller, its past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of its Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Released Person”) from, and agrees not to assert any cause of action or Claim with respect to, any losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, known or unknown, suspected or unsuspected, accrued or unaccrued (collectively, “Released Claims”), which have been or could have been asserted against any Seller Released Person, which any Buyer Releasing Person has, ever had or ever will have, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Effective Time in respect of matters relating to the Seller’s ownership of the Membership Interests or ownership or operation of the Subject Assets or the Business. Nothing contained in this Section 7.7(a) is intended to, nor does it, limit, impair or otherwise modify or affect (i) any rights or obligations of the Seller Released Persons expressly set forth in this Agreement or the other Transaction Documents or (ii) any facts, circumstances or Claims to the extent entitling a Buyer Releasing Person to any recovery under this Agreement or the other Transaction Documents.

(b)Effective as of the Closing, the Seller, on its own behalf and on behalf of its direct and indirect equity holders, Affiliates (including VEX prior to the Closing) and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Releasing Person”), hereby absolutely and unconditionally releases and forever discharges each Buyer, its past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Released Person”) from, and agrees not to assert any Released Claims, which have been or could have been asserted against any Buyer Released Person, which any Seller Releasing Person has, ever had or ever will have, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Effective Time in respect of matters relating to the Seller’s ownership of the Membership Interests or ownership or operation of the Subject Assets or the Business. Nothing contained in this Section 7.7(b) is intended to, nor does it, limit, impair or otherwise modify or affect (i) any rights or obligations of the Buyer Released Persons expressly set forth in this Agreement or the Transaction Documents or (ii) any facts, circumstances or Claims to the extent entitling a Seller Releasing Person to any recovery under this Agreement or the other Transaction Documents.

7.8    Non-Recourse. All Claims or Proceedings (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Seller and Parent, on one hand, or Buyers, on the other hand (each, a “Recourse Party”). No Person who is not a Recourse Party, including any past, present or future direct or indirect equity holder, Affiliate (other than Subsidiaries of such Recourse Party) or Representative of such Recourse Party, such equity holder or such Affiliate (each, a “Non-Recourse Party”), shall have any Liability or other obligation (whether in contract or in tort, in equity or at Law, or granted by statute) for any Claim or Proceeding arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by applicable Law, each Buyer, on behalf of itself and its Affiliates, and Seller, on behalf of Seller and its Affiliates (including Parent), hereby waive and release all such Claims and Proceedings against any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Buyer, on behalf of itself and its Affiliates, and Seller, on behalf of Seller and its Affiliates (including Parent), hereby waive and release any and all Claims or Proceedings that may otherwise be brought in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Recourse Party or otherwise impose Liability or other obligation of any Recourse Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Buyer, on behalf of itself and its Affiliates, and Seller, on behalf of Seller and its Affiliates (including Parent), disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

7.9    Sole Remedy. After the Closing, no Party shall have any Liability, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity, related to any and all rights, Claims or causes of action (other than Claims arising from fraud) under this Agreement, the other Transaction Documents or the Transactions contemplated hereby or thereby except as is provided in Section 2.3, Section 2.4, Section 5.2(a), Section 5.3, Section 5.5, Section 5.6, Section 5.12, Section 5.13, Section 8.12 or this Article VII.

7.10    Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND (EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT) SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH

THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

7.11    Waiver of Right to Rescission. SUBJECT TO SECTION 5.6, SECTION 5.12 AND SECTION 8.12, THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF MONEY SHALL BE ADEQUATE COMPENSATION FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN OR FOR ANY OTHER CLAIM ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS. SUBJECT TO SECTION 5.6, SECTION 5.12 AND SECTION 8.12, AS THE PAYMENT OF MONEY SHALL BE ADEQUATE COMPENSATION, THE PARTIES WAIVE ANY RIGHT TO RESCIND THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

7.12    Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VII as adjustments to the Purchase Price for Tax purposes, except as otherwise required by applicable Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

ARTICLE VIII
MISCELLANEOUS

8.1    Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

8.2    Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered; (ii) delivered by a recognized overnight delivery service (delivery fees prepaid); or (iii) delivered by email, in each case to the appropriate address or email address set forth below:

If to the Seller, addressed to:

EnLink Midstream Operating, LP
1722 Routh Street, Suite 1300
Dallas, Texas 75201
Attn: General Counsel
Email: legal@enlink.com
Email for notices under Section 2.3 or Section 2.4: Philipp.Rossbach@enlink.com

If to any Buyer, addressed to:

GulfMark Energy, Inc.
17 S. Briar Hollow Lane, Ste 100
Houston, TX 77027
Attn: Greg L. Mills
Email: gregm@gulfmarkenergy.com
Email for notices under Section 2.3 or Section 2.4: gregm@gulfmarkenergy.com; tohmart@adamsresources.com

With a copy (which shall not constitute notice) to:

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attn: Terry Radney; Lauren Corbeil
Telephone: 713-226-1384; 713-226-1219
Email: tradney@lockelord.com; lcorbeil@lockelord.com

Any Party may change any address or email address to which notice is to be given to it by giving notice as provided above of such change of address or email address.

8.3    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement and the other Transaction Documents shall be governed and construed in accordance with the substantive Laws of the State of Texas without reference to principles of conflicts of Law that would result in the application of the Laws of another jurisdiction.

(b)WITH RESPECT TO ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, WHETHER ARISING IN CONTRACT OR IN TORT, THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS. EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTES SHALL BE HEARD AND DETERMINED IN THE COURTS SET FORTH ABOVE. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

8.4    Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the Transactions without the consent of the other Party, which shall not be unreasonably withheld or delayed, unless (a) any such announcement or statement is reasonably necessary to comply with such Party’s obligations under applicable Law or under the rules of any national securities exchange on which the securities of such Party or any of its Affiliates are listed, in which case the Party intending to make such announcement or statement shall, to the extent permitted by applicable Law and reasonably practicable, consult with the other Parties in advance of such announcement or statement with respect to the content of such required disclosure, or (b) any such announcement or statement is consistent with any announcement or statement already made in compliance with this Section 8.4.

8.5    Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least two (2) Business Days prior to the proposed date of payment.

8.6    Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Appendices and Schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) except as provided in Section 5.12, Section 5.13, Article VII or Section 8.12, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

8.7    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of Law or otherwise, by a Party without the prior written consent of the other Parties.

8.8    Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby. To the extent permitted by applicable Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

8.9    Interpretation.

(a)The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b)The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. Unless the context otherwise demands, the word “or” is exclusive and the word “including” (in its various forms) means including without limitation. All terms defined in this Agreement have the defined meanings when used in any certificate or other document (including the Transaction Documents) made or delivered pursuant hereto unless otherwise defined therein. All references to “$” or dollar amounts will be to lawful currency of the United States of America. To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “Business Day.”

(c)Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d)References herein to any Person shall include such Person’s successors and permitted assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e)References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect as of the applicable time and also to all rules and regulations promulgated thereunder.

(f)References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any Schedule hereto, all such amendments, supplements or modifications (including any waivers thereto) must also be specifically listed on such Schedule.

(g)Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by GAAP.

(h)Any reference to a document being provided or made available to Buyers means that such document was (a) posted to the VEX virtual data room accessible by the Equity Buyer prior to the Closing Date; or (b) emailed to a Buyer or its Representatives prior to the Closing Date.

8.10    Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those Schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty, but only to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other representation or warranty. The Parties acknowledge and agree that the Schedules may include certain items and information solely for informational purposes for the convenience of the Parties. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules to this Agreement (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

8.11    Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof and no original thereof shall be necessary.

8.12    Specific Performance. The Parties agree that each Party would experience irreparable damage if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which it is entitled at Law or in equity.

8.13    Time is of the Essence. Time is of the essence in this Agreement.

8.14    Business Days. If the day for performance of any action described in this Agreement shall fall on a day that is not a Business Day, the time for such action shall be extended to the next Business Day after such day.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

SELLER:

ENLINK MIDSTREAM OPERATING, LP

By:	EnLink Midstream Operating GP, LLC, its general partner

By:	/s/ Benjamin D. Lamb
Name:	Benjamin D. Lamb
Title:	EVP & COO

EQUITY BUYER:

GULFMARK ENERGY, INC.

By:	/s/ Greg L. Mills
Name:	Greg L. Mills
Title:	President

ASSET BUYER:

GULFMARK TERMINALS, LLC

By:	/s/ Greg L. Mills
Name:	Greg L. Mills
Title:	President

SOLELY FOR PURPOSES OF SECTION 5.13:

PARENT:

ENLINK MIDSTREAM PARTNERS, LP

By:	/s/ Benjamin D. Lamb
Name:	Benjamin D. Lamb
Title:	EVP & COO

Signature Page to Purchase and Sale Agreement